Exhibit 10.57

[***]  =  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

$400,000,000

REVOLVING TRADE RECEIVABLES PURCHASE AGREEMENT

among

SANMINA-SCI MAGYARORSZAG
ELEKTRONIKAI GYARTO KFT
and
SANMINA-SCI SYSTEMS DE MEXICO, S.A. DE C.V.,
as Originators

SANMINA-SCI CORPORATION
and
SANMINA-SCI UK LTD.,
as Servicers,

THE SEVERAL BANKS AND OTHER FINANCIAL INSTITUTIONS
OR ENTITIES FROM TIME TO TIME PARTIES HERETO
as Purchasers,

and

DEUTSCHE BANK AG NEW YORK,
as Administrative Agent

Dated as of September 23, 2005

DEUTSCHE BANK AG NEW YORK, as Sole Advisor, Lead Arranger and Book Manager

i

5.4.	Maintenance of Property; Insurance	29
5.5.	Inspection of Property; Books and Records; Discussions	29
5.6.	Notices	29
5.7.	Use of Proceeds	30
5.8.	Irrevocable Payment Instructions	30
5.9.	Ownership	30
5.10.	Further Assurances	30
5.11.	Offices, Records, Books of Account	30
5.12.	Sales, Liens, Etc	31
5.13.	Extension or Amendment of Receivables; Changes to Contract	31
5.14.	Status of Scheduled Receivables	31
5.15.	Account Generation and Servicing Practices	31
5.16.	Inconsistent Instructions	32
5.17.	Designation of New Eligible Buyers and New Originators	32

Section 6.	SERVICER OBLIGATIONS	33
6.1.	Appointment of Servicer	33
6.2.	Duties of Servicers	33
6.3.	Reporting Requirements	33
6.4.	Deposit Requirements	34

Section 7.	TERMINATION EVENTS AND REMEDIES	34

Section 8.	THE ADMINISTRATIVE AGENT	36
8.1.	Appointment	36
8.2.	Delegation of Duties	37
8.3.	Exculpatory Provisions	37
8.4.	Reliance by Administrative Agent	38
8.5.	Notice of Termination	38
8.6.	Non-Reliance on Administrative Agent and Other Purchasers	38
8.7.	Indemnification	39
8.8.	Agent in Its Individual Capacity	40
8.9.	Successor Administrative Agent	40
8.10.	Determination Pursuant to Security Documents	41
8.11.	Merger of the Administrative Agent	41

Section 9.	MISCELLANEOUS	41
9.1.	Amendments and Waivers	41
9.2.	Notices	42
9.3.	No Waiver; Cumulative Remedies	43
9.4.	Survival of Representations and Warranties	44
9.5.	Payment of Expenses and Taxes	44
9.6.	Successors and Assigns; Participations and Assignments	45
9.7.	Adjustments; Set-off	47
9.8.	Counterparts	48
9.9.	Severability	48
9.10.	Integration	48

9.11.	Governing Law	48
9.12.	Submission To Jurisdiction; Waivers	48
9.13.	Waiver of Immunities	49
9.14.	Judgment Currency	49
9.15.	Acknowledgements	50
9.16.	Grant of Security Interest	50
9.17.	WAIVERS OF JURY TRIAL	50
9.18.	Confidentiality	50

Schedules

Schedule 1.1A	Purchasers’ Investment Limits
Schedule 1.1B	Obligor Limits
Schedule 3.4	Consents, Authorizations, Filings and Notices
Schedule 3.14	Actions to Perfect Ownership Interests in Receivables (or Security Interests in Collateral)
Schedule 3.15	Principal Places of Business

Exhibits

Exhibit A	Form of Collateral Assignment Agreement
Exhibit B	Form of Irrevocable Payment Instructions
Exhibit C	Form of Opinion of Mexican Counsel to Sanmina Mexico
Exhibit D	Form of Opinion of Hungarian Counsel to Sanmina Hungary
Exhibit E	Form of Opinion of U.S. Counsel to the Servicers and the Originators
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Assignment and Acceptance
Exhibit H	Form of Mexican process agent appointment
Exhibit I	Form of Collateral Agency and Account Agreement
Exhibit J	Form of Purchase Notice
Exhibit K	Form of Servicers’ Report
Exhibit L	Form of Agency Agreement
Exhibit M	Form of Purchase Calculation Notice
Exhibit N	Form of Hungarian Receivables Transfer Agreement
Exhibit O	Form of Mexican Deed of Assignment
Exhibit P	Form of Guarantee
Exhibit Q	Form of Receivables Presentation

REVOLVING TRADE RECEIVABLES PURCHASE AGREEMENT (this “Agreement”), dated as of September 23, 2005 among Sanmina-SCI Magyarorszag Elektronikai Gyarto Kft, a limited liability company incorporated under the laws of the Republic of Hungary (“Sanmina Hungary”) and Sanmina-SCI Systems de Mexico S.A. de C.V., a sociedad anonima de capital variable organized and existing under the laws of the United Mexican States (“Sanmina Mexico”), as originators hereunder (Sanmina Hungary and Sanmina Mexico being, collectively, the “Originators”), and Sanmina-SCI Corporation, a Delaware corporation (“Sanmina-SCI”) and Sanmina-SCI UK Ltd., a company organized and existing with limited liability under the laws of England and Wales (“Sanmina United Kingdom”), as servicers hereunder (Sanmina-SCI and Sanmina United Kingdom being, collectively, the “Servicers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Purchasers”) and DEUTSCHE BANK AG NEW YORK, as administrative agent (in such capacity, the “Administrative Agent”).

The parties hereto hereby agree as follows:

SECTION 1.   DEFINITIONS

1.1.          Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1:

“Account Banks”:  Deutsche Bank AG New York and each other bank hereafter designated by the Servicers upon not less than 45 days’ prior written notice to the Administrative Agent, so long as each such bank has executed and delivered a deposit account control agreement and other security agreements that the Administrative Agent requires and is reasonably acceptable to the Administrative Agent.

“Administrative Agent”:  Deutsche Bank AG New York, as the administrative agent for the Purchasers under this Agreement and the other Transaction Documents, together with any of its successors.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agency Agreement”:  the agency agreement among the Administrative Agent, the Collateral Agent and the Purchasers, substantially in the form of Exhibit L hereto.

“Agents”:  collectively, the Administrative Agent and the Collateral Agent.

“Agreement”:  as defined in the preamble hereto.

“Applicable Margin”:  0.30%.

“Assignee”:  as defined in Section 9.6(c).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit G.

“Assignor”:  as defined in Section 9.6(c).

“Benefitted Purchaser”:  as defined in Section 9.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt security convertible into or exchangeable for such interest.

“Change of Control”:  means, with respect to Sanmina-SCI, at any time: (a) any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) (i) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Sanmina-SCI; or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Sanmina-SCI; (b) during any period of 12 consecutive months, the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Sanmina-SCI cease to be occupied by Persons who either (i) were members of the board of directors of Sanmina-SCI on the Closing Date, or (ii) were nominated for election by the board of directors of Sanmina-SCI, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors or directors elected in accordance with this clause (ii); or (c) any “change of control” or similar event under and as defined in any documentation relating to any Material Indebtedness.

“Citibank Credit Agreement”:  the Credit and Guaranty Agreement, dated as of October 26, 2004, among Sanmina-SCI, certain of its subsidiaries as guarantors, various lenders, Citibank, N.A., as Initial Issuing Bank, Banc of America Securities LLC, as Syndication Agent, Citibank, N.A., as Collateral Agent, and Citicorp USA, Inc., as Administrative Agent.

“Closing Date”:  the date of satisfaction, as notified by the Administrative Agent to the Servicers and the Purchasers, of the conditions precedent set forth in Section 4.1 hereof.

“Collateral”:  all the collateral pledged or purported to be pledged pursuant to any of the Security Documents.

“Collateral Account Agreement”:  the Collateral Agency and Account Agreement, dated as of the date hereof, among the Originators, the Servicers and the Collateral Agent, substantially in the form of Exhibit I hereto, as amended, supplemented or otherwise modified from time to time.

“Collateral Agent”:  Deutsche Bank Trust Company Americas, as the collateral agent for the Purchasers under the Security Documents, together with any of its successors.

“Collateral Agent’s Fees and Expenses”:  as defined in Section 4.1 of the Collateral Account Agreement.

“Collateral Assignment Agreement”:  the Collateral Assignment Agreement, dated as of the date hereof, among the Originators and the Collateral Agent, substantially in the form of Exhibit A hereto, as amended, supplemented or otherwise modified from time to time.

“Collection Accounts”:  each of account no. 04879278 and 04879286 maintained by Sanmina Hungary and Sanmina Mexico, respectively, with the Collateral Agent and such other accounts for the receipt of collections under the Collateral Account Agreement maintained with an Account Bank.

“Collections”:  all collections and other proceeds received and payment of any amounts owed in respect of Scheduled Receivables, including, without limitation, purchase price, finance charges, interest and all other charges, or applied to amounts owed in respect of such Scheduled Receivables (including without limitation, insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the applicable Obligor or any other Person directly or indirectly liable for the payment of such Scheduled Receivable and available to be applied thereon) and all other proceeds of such Scheduled Receivable.

“Collection Sub-Account”: as defined in the Collateral Agency Agreement.

“Commitment Fee”:  means the fee referred to in Section 2.5(c).

“Contingent Eligible Buyers”:  means each of [***], commencing on or after the date of this Agreement, and [***], [***], [***] and [***], commencing on and after November 1, 2005.

“Contract”: means, with respect to any Scheduled Receivable, any and all contracts, understandings, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Scheduled Receivable arises or which evidences such Scheduled Receivable or under which the applicable Obligor becomes or is obligated to make payment in respect of such Scheduled Receivable.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”:  the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Defaulted Receivable”:  a Scheduled Receivable that is unpaid and outstanding on the date 30 days after the end of the Yield Period therefor.

“Dilution”:  any adjustment in the outstanding principal balance of a Scheduled Receivable attributable to any credits, rebates, billing errors, sales or similar taxes, discounts, disputes, chargebacks, returns, allowances or similar items.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution Date”:  with respect to any Purchase Date, the date or dates which shall be not later than the last day of the Yield Period for Scheduled Receivables purchased on such Purchase Date, on which the Collections on Scheduled Receivables to be purchased on such date will be distributed to the Purchasers from the Collection Sub-Account.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Eligible Buyer”:  [***], and such additional “Eligible Buyers” from among the Contingent Eligible Buyers as may be added from time to time in accordance with Section 5.17.

“Eligible Receivables”:  on an applicable Purchase Date, any Receivable (i) which has a Scheduled Due Date and which Scheduled Due Date is not later than 60 days thereafter, (ii) which is an “account” as defined in the UCC, (iii) which is denominated and payable in Dollars in the United States or in another currency acceptable to the Administrative Agent, (iv) which, together with the related Contract, is in full force and effect and constitutes the legal, valid and binding obligation of the applicable Obligor enforceable against each such Obligor in accordance with its terms and subject to no counterclaim or other defense; (v) which satisfies all applicable requirements of the Servicers’ standard customer credit policies, including that the Receivable is not delinquent or defaulted, (vi) which has a Scheduled Due Date on or prior to the Facility Termination Date, (vii) which was generated in the ordinary course of the applicable Originator’s business, and (viii) in respect of which an Irrevocable Payment Instruction has been given, in the case of Sanmina Mexico, pursuant to the Notification.

“Euros”:  the currency introduced on January 1, 1999 pursuant to the Treaty establishing the European Union.

“Facility Termination Date” means the earlier of (i) September 23, 2007, and (ii) the date on which the Administrative Agent delivers to the Servicers a notice of termination as a result of a Termination Event in accordance herewith (or the date on which such termination becomes effective automatically pursuant to Section 7).

“Federal Funds Rate”:  for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Purchasers on such day on such transactions as determined by the Purchasers.

“Fee Letter”:  the fee letter referred to in Section 2.4.

“Funding Office”:  the first office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Servicers and the Purchasers.

“GAAP”:  generally accepted accounting principles.

“Goods”:  electronic and other manufactured products produced by Sanmina-SCI or its Subsidiaries.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Group Members”:  the collective reference to Sanmina-SCI and its consolidated Subsidiaries.

“Guarantee”:  the guarantee of the Guarantor substantially in the form of Exhibit P hereto.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such

Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the relevant Originator in good faith.

“Guarantor”:  Sanmina-SCI in its capacity as guarantor under the Guarantee.

“Hedge Agreements”:  all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hungarian Receivables Transfer Agreement”: a transfer agreement substantially in the form of Exhibit N hereto.

“Hungary”:  the Republic of Hungary and any governmental subdivision thereof.

“Incipient Termination Event”: any event which, with the giving of notice, the lapse of time, or both, would become a Termination Event.

“Increase Effective Date”:  as defined in Section 5.17(c).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or Purchaser under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including, without limitation, any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of a direct statutory or contractual provision; provided that in no event shall the term “Indebtedness” include (x) any indebtedness or other obligations under any overdraft or cash management facility; provided, further that such indebtedness or other obligations are incurred in the ordinary course of business, and are repaid in full no later than the Business Day immediately following the date on which they were incurred, or (y) any trade payable incurred in the ordinary course or (z) any operating lease.

“Indemnified Amounts” any and all claims, damages, costs, expenses, losses and liabilities (including all reasonable fees and other charges of any law firm or other external counsel).

“Indemnified Person”:  the Lead Arranger, the Administrative Agent, the Collateral Agent, the Purchasers and their respective Affiliates, together with their respective officers, directors, employees, advisors, agents, successors, transferees and assigns and controlling persons.

“Indemnified Taxes”:  as defined in Section 2.8(a).

“Insolvency Proceeding”:  (a) any case, action or proceeding before any court of any Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; and, in the case of clause (a) or (b), undertaken under U.S. Federal, state or foreign law, including the U.S. Federal Bankruptcy Code.

“Investment”:  the amount to be paid by the Purchasers for the account of the Originators with respect to a Purchased Interest, which will be equal to 100% of the invoice/face amount of the corresponding Eligible Receivable.

“Irrevocable Payment Instruction”:  each Irrevocable Payment Instruction, substantially in the form of Exhibit B, included by the applicable Originator in the relevant invoice to an Eligible Buyer in respect of Receivables or in such other form as is acceptable to the Administrative Agent, providing for payment of such Receivables to a Collection Account.  The Irrevocable Payment Instructions provided by Sanmina Mexico in respect of Scheduled Receivables to be acquired on any Purchase Date shall be given in the form of the Notification before a Mexican notary public, who shall have issued the corresponding acta evidencing delivery thereof.

“Lead Arranger”:  Deutsche Bank AG New York.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect”:  a material adverse effect on (a) the Purchased Interests, (b) the business, assets, property, operations or condition (financial or otherwise) of Sanmina-SCI, the Originators and their Subsidiaries, taken as a whole, or (c) the validity or enforceability of any of the Transaction Documents or the rights and remedies of the Administrative Agent, the Collateral Agent or the Purchasers thereunder.

“Material Indebtedness”:  any Indebtedness or obligations in respect of one or more Hedge Agreements, of Sanmina-SCI evidencing an aggregate outstanding principal amount exceeding $10.0 million.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Sanmina-SCI in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Sanmina-SCI would be required to pay if such Hedge Agreement were terminated at such time.

“Mexican Deed of Assignment”:  a deed of assignment, in the form of a notarial instrument, substantially in the form of Exhibit O hereto.

“Mexico”:  the United Mexican States and any governmental subdivision thereof.

“New Eligible Buyer”:  as defined in Section 5.17.

“New Originator”:  as defined in Section 5.17.

“Notification”:  the notification comprising the exhibit to the Mexican Deed of Assignment, to be delivered in respect of each sale of Scheduled Receivables, to each Eligible Buyer in Mexico before a Mexican notary public, who shall issue the respective acta evidencing delivery of such Notification.

“Obligations”:  all amounts payable as indemnity hereunder and all other obligations and liabilities of the Originators and the Servicers to the Administrative Agent, the Collateral Agent or to any Purchaser, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Transaction Document or any other document made, delivered or given in connection herewith or therewith, whether on account of interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent or to any Purchaser that are required to be paid by the Originators pursuant hereto) or otherwise.

“Obligor”:  with respect to any Receivable, the Eligible Buyer obligated to make payments with respect to such Receivable and any guarantor of such Eligible Buyer’s obligations.

“Obligor Limits”:  the specified limit on the aggregate stated net amount payable (net of credit memos) of Scheduled Receivables of any Eligible Buyer that may be outstanding at any time hereunder, as set forth on Schedule 1.1B.

“Organizational Documents”:  with respect to any Person, if such Person is a corporation, its charter and by-laws, or other organizational or governing documents, or if such Person is a partnership, its certificate of partnership, if any, and partnership agreement and, in each case, any stockholder or similar agreements between and among the holders of ownership interests in such Person.

“Originators”:  as defined in the preamble hereto.

“Other Taxes”:  any and all present or future value added taxes (VAT), stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document.

“Participant”:  as defined in Section 9.6(b).

“Payment Account”:  as defined in Section 2.6(b).

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Purchase Calculation Notice”:  a notice delivered by the Administrative Agent to the Purchasers with a copy to the Servicers to the effect required by Section 2.2 and substantially in the form of Exhibit M hereto.

“Purchase Date”:  each date prior to the Facility Termination Date on which the Originators propose to sell to the Purchasers ownership interests in the Scheduled Receivables identified in the related Purchase Notice.

“Purchased Interest”:  at any time the undivided ownership interest of the Purchasers acquired pursuant to this Agreement from the Originators in the Scheduled Receivables reflected in the applicable Purchase Notice, Collections with respect to such Receivables and proceeds of, and amounts received or receivable under any or all of the foregoing; provided, however, that the Purchased Interest shall never be more than the outstanding balance of the related Scheduled Receivables as of the date the related Purchase Notice is sent to the Administrative Agent.

“Purchase Notice”:  a notice delivered by the Servicers to the Administrative Agent in respect of a prospective sale of Scheduled Receivables, substantially in the form of Exhibit J hereto.

“Purchase Rate”:  for each day during the applicable Yield Period, a rate per annum equal to the Federal Funds Rate plus the Applicable Margin.

“Purchaser Affiliate”:  (a) any Affiliate of any Purchaser, and (b) any Person that is administered or managed by any Purchaser and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Purchasers”:  as defined in the preamble hereto.

“Purchaser’s Investment Limit”:  as to any Purchaser, the obligation of such Purchaser, if any, to make an Investment in an amount not to exceed the amount set forth under the heading “Purchaser’s Investment Limit” opposite such Purchaser’s name on Schedule 1.1A hereto.  As of the date hereof, the aggregate amount of the Purchasers’ Investment Limits is $100,000,000.  The Purchasers’ Investment Limits shall be increased following the addition of a Contingent Eligible Buyer as an Eligible Buyer in accordance with the procedures established in Section 5.17; provided, however, that in no event shall the aggregate amount of the Purchaser’s Investment Limits exceed $400,000,000.

“Purchaser’s Investment Percentage”:  as to any Purchaser, the percentage which such Purchaser’s Investment Limit then constitutes of the aggregate Purchasers’ Investment Limits (or if, at any after the initial Purchase Date, if all of the Purchasers’ Investment Limits have been reached, the percentage which the aggregate amount of such Purchaser’s Investments then outstanding constitutes of the aggregate amount of Investments then outstanding).

“Ramp-Up Period”:  as defined in Section 5.8.

“Receivable”:  an account receivable in a Transaction Currency created by the sale of Goods by an Originator to an Eligible Buyer.

“Receivables Presentation”:  a presentation by the Servicers to the Administrative Agent substantially in the form of Exhibit Q hereto.

“Register”:  as defined in Section 9.6(d).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Regulation X”:  Regulation X of the Board as in effect from time to time.

“Required Purchasers”:  at any time, the holders of more than 50% of (a) until the initial Purchase Date, the Purchaser’s Investment Limits then in effect and (b) thereafter, the sum of the aggregate unpaid principal amount of the Investments then outstanding.

“Requirement of Law”:  as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  as to any Person, the chief executive officer, president, chief financial officer, vice president, treasurer, or any other duly authorized officer or attorney-in-fact of such Person, but in any event, with respect to financial matters, the chief financial officer of such Person.

“Sanmina Reports”:  as defined in Section 3.12.

“Scheduled Due Date”:  the date on which a Scheduled Receivable becomes due and payable in accordance with the related Contract and draft or invoice therefor.

“Scheduled Receivable”:  the Eligible Receivables, the outstanding balances of which are reflected in the applicable Purchase Notice and subsequently purchased pursuant to Section 2.2.

“SEC”:  the United States Securities and Exchange Commission.

“Secured Parties”:  as defined in Section 4.4 of the Collateral Assignment Agreement.

“Security Documents”:  the Collateral Assignment Agreement, the Collateral Account Agreement, each Mexican Deed of Assignment, each Hungarian Receivables Transfer

Agreement and all other security documents hereafter delivered to the Administrative Agent and the Collateral Agent granting a Lien on or ownership interest in any property of any Person to secure the Obligations of any Originator under any Transaction Document.

“Servicers”:  the meaning set forth in the preamble to this Agreement.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable U.S. federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary”:  as to any Person, an entity of which more than 50% of the ordinary voting Capital Stock are owned by such Person, or the management of which is otherwise Controlled, directly or indirectly, by such Person acting alone.

“Tax Treaty”:  as defined in Section 2.8(d).

“Termination Event”:  any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Transaction Currency”:  U.S. Dollars, Euros and British Pounds Sterling, or any other currency acceptable to the Administrative Agent and each Purchaser.

“Transaction Documents”:  this Agreement, the Guarantee and the Security Documents.

“Transferee”:  any Assignee or Participant.

“Uniform Commercial Code” or “UCC”:  the Uniform Commercial Code as in effect from time to time in the State of New York.

“UCC Financing Statement”: a financing statement on Form UCC-1 (or Form UCC-3) in the form required under the applicable UCC to perfect a security interest in Collateral that is perfected by filing.

“United Kingdom”:  the United Kingdom of England and Wales and any governmental subdivision thereof.

“United States”:  the United States of America.

“Yield Period”:  as to any Investment, the period commencing on (and including) the Purchase Date and ending on but excluding the date 90 days after the applicable Purchase Date.  The final Yield Period shall end on the Facility Termination Date.

1.2.          Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Transaction Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Transaction Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Originator or Servicer not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP in the jurisdiction of the respective Originator or Servicer, as the case may be, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including, without limitation, cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.  THE INVESTMENTS

2.1.          Purchaser’s Investment Limits.  Subject to the terms and conditions hereof, each Purchaser severally agrees to purchase from time to time from the Originators on a revolving basis, without recourse (except as expressly provided herein) ownership interests in the Scheduled Receivables in an amount not to exceed at any time outstanding the amount of such Purchaser’s Investment Limit and, in respect of each Eligible Buyer, an amount not to exceed at any time outstanding the respective Obligor Limits.  The Purchasers’ Investment Limits shall be reduced to zero and cancelled on the Facility Termination Date.  The Originators (acting through the Servicers) may reduce the Purchasers’ Investment Limits on a pro rata basis on any Purchase Date without penalty on five Business Days prior written notice to the Administrative Agent.

2.2.          Procedure for Making Purchases.  Each purchase of a Scheduled Receivable hereunder shall be made as follows:  The Servicers shall give the Administrative Agent an irrevocable Purchase Notice (which Purchase Notice must be received by the

Administrative Agent prior to 2:00 p.m., New York City time, not less than one Business Day prior to the anticipated Purchase Date) requesting that the Purchasers make the Investments in an amount not less than $20,000,000)(or, with the consent of all Purchasers, in an amount less than $20,000,000) and related Receivables Presentation and specifying, for each Originator for such Purchase Date, (A) the aggregate amount, and currency, of the Scheduled Receivables, (B) the anticipated Purchase Date (which must be a Business Day), (C) the related Scheduled Due Dates, (D) the proposed amount of the Investment, and (E) transmitting a schedule of the Scheduled Receivables substantially in the form of Exhibit Q, identifying the outstanding amount and Scheduled Due Date of such Receivables and the other information required by the form of Receivables Presentation.  None of such Scheduled Receivables shall have been the subject of a prior Purchase Notice unless such Scheduled Receivable has been repurchased by the relevant Originator and rebilled to an Eligible Buyer (for the avoidance of doubt, it is agreed that such schedule may be transmitted to the Administrative Agent by e-mail).  Upon receipt of such notice, the Administrative Agent shall promptly notify each Purchaser thereof.  Not later than 3:00 p.m. (New York time) on the Business Day preceding the related Purchase Date, the Administrative Agent shall send to each Purchaser a notice substantially in the form of Exhibit M (the “Purchase Calculation Notice”) setting forth a calculation of the related Purchased Interest.  The aggregate outstanding Investments shall not exceed the Purchasers’ aggregate Investment Limit.  Any Scheduled Receivable denominated in a Transaction Currency other than Dollars shall be converted for purposes of the Purchase Calculation Notice into Dollars by the Administrative Agent at the spot rate of exchange of Deutsche Bank AG at 11:00 a.m. (New York time) on the date of the Purchase Notice. Any Indemnified Amount then due and payable hereunder shall be notified to the Servicers, which may either pay such Indemnified Amount or authorize the Administrative Agent to deduct such amount from the amount of the Investment to be made on such Purchase Date, and the Originators hereby so authorize such deduction, and the amount thereof shall be accounted for in the Purchase Calculation Notice.  Not later than 12:00 Noon, New York City time, on the relevant Purchase Date, each Purchaser shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds in Dollars equal to the Purchaser’s Investment Percentage of the relevant Investment by credit to the Administrative Agent’s purchase account.  The Administrative Agent shall, upon satisfaction of the conditions precedent to such purchase, credit the account of the Servicers on the books of such office of the Administrative Agent with the aggregate of the amounts of the Investment made available to the Administrative Agent by the Purchasers in immediately available funds.

2.3.          Sale and Assignment.  On each Purchase Date, effective upon the payment contemplated by Section 2.2 and (i) in the case of Sanmina Mexico, upon the execution and delivery of a Mexican Deed of Assignment as a notarial instrument and the giving of the Notification appended thereto before a Mexican notary public, in each case in respect of the Scheduled Receivables being sold on such Purchase Date and (ii) in the case of Sanmina Hungary, upon the execution and delivery of the Hungarian Receivables Transfer Agreement in respect of the Scheduled Receivables being sold on such Purchase Date, each Originator hereby sells and assigns to the Purchasers the Purchased Interest in each Scheduled Receivable reflected in the applicable Purchase Notice.

2.4.          Fees.  The Originators jointly and severally agree to pay to the Administrative Agent and the Lead Arranger the fees in the amounts and on the dates previously agreed to in accordance with the Fee Letter among the Originators and the Lead Arranger dated September 23, 2005 (the “Fee Letter”).

2.5.          Computation and Payments; Commitment Fees.  (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.

(b)           The Administrative Agent shall, at the request of the Servicers, deliver to the Servicers a statement showing the quotations used by the Administrative Agent in determining any interest rate.

(c)           The Originators jointly and severally agree to pay to the Administrative Agent for the ratable benefit of the Purchasers, for the period from and including the date hereof through the Facility Termination Date, a non-refundable fee (the “Commitment Fee”) equal to [***] per annum on the excess of (i) the Purchasers’ Investment Limits (as the same may be increased pursuant to Section 5.17, from each respective Increase Effective Date in respect of the amount of such increase) over (ii) the average outstanding amount of the Investments on each day during each calendar quarter.  The Commitment Fee shall be payable in arrears on the fifth Business Day of each calendar quarter occurring after the initial Purchase Date, and on the Facility Termination Date.

2.6.          Pro Rata Treatment and Payments.  (a) Each purchase by the Purchasers hereunder and each payment on account of any Commitment Fee or Purchased Interest shall be made pro rata according to the respective Purchasers’ Investment Percentages.

(b)           All payments (including deposits) to be made by the Servicers and the Originators hereunder shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Purchasers, in Dollars and in immediately available funds to such account as the Administrative Agent shall specify by written notice to the Servicers and the Originators (the “Payment Account”), and, unless and until otherwise specified, all such payments shall be payable to the Administrative Agent, for the account of the Purchasers, at the Funding Office.  The Administrative Agent shall distribute such payments to the Purchasers promptly upon receipt in like funds as received.  If any payment or deposit hereunder becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day.  In the case of any extension of any payment pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.  The Servicers and the Originators shall pay to the Administrative Agent, for the benefit of the Purchasers, upon demand, interest on all amounts not paid or deposited when due at a rate per annum equal to 2% in excess of the Federal Funds Rate for each such day such payment is overdue.

(c)           Each Purchased Interest hereunder shall bear interest at the Purchase Rate for each day during the Yield Period in respect of it until paid in full.  The Originators, jointly and severally, agree to pay interest on Scheduled Receivables purchased, from the relevant Purchase Date until payment in full of such Scheduled Receivables to the Purchasers, in each case to be applied to the interest accruing on the Scheduled Receivables purchased hereunder during the relevant Yield Period, at the Purchase Rate.  Such interest so accrued will be billed by the

Administrative Agent to the Servicers on the 5th day of the month succeeding the end of a Yield Period and shall be paid by debit of amounts in the Collection Sub-Account the Collection Accounts or by set-off against amounts payable by the Purchasers on the next requested Purchase Date five Business Days thereafter.

(d)           Unless the Administrative Agent shall have been notified in writing by any Purchaser prior to a purchase that such Purchaser will not make the amount that would constitute its share of such purchase available to the Administrative Agent, the Administrative Agent may assume that such Purchaser is making such amount available to the Administrative Agent, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Servicers an amount corresponding to the amount required to be advanced by such Purchaser.  In any event the Administrative Agent shall make available on the Purchase Date such amount as has been made available to it by the Purchasers.  If such amount is not made available to the Administrative Agent by such Purchaser by the required time on the relevant Purchase Date, such Purchaser shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Purchaser makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Purchaser with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Purchaser’s share of such purchase is not made available to the Administrative Agent by such Purchaser within three Business Days after the relevant Purchase Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum specified in Section 2.6(b), on demand, from the Originators.  Nothing herein shall be deemed to limit the rights of the Originators against any such Purchaser under this Agreement.

2.7.          Requirements of Law.  (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Purchaser with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Purchaser to any tax of any kind whatsoever with respect to this Agreement or any purchase made by it, or change the basis of taxation of payments to such Purchaser in respect thereof (except for Indemnified Taxes covered by Section 2.8 and changes in the rate of tax on the overall net income of such Purchaser);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Purchaser; or

(iii)          shall impose on such Purchaser any other condition;

and the result of any of the foregoing is to increase the cost to such Purchaser, by an amount that such Purchaser deems to be material, of making or maintaining its purchase, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Originators shall pay such Purchaser, not later than 20 Business Days after its demand (which demand shall specify in reasonable detail the basis and calculation of the amounts claimed), any additional amounts necessary to compensate such Purchaser for such increased cost or reduced amount receivable.  If any Purchaser becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Administrative Agent (with a copy to the Servicers) of the event by reason of which it has become so entitled.

(b)           If any Purchaser shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Purchaser or any corporation controlling such Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Purchaser’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Purchaser or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Purchaser’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Purchaser to be material, then from time to time, after submission by such Purchaser to the Servicers (with a copy to the Administrative Agent) of a written request therefor (which request shall specify in reasonable detail the basis and calculation of the amount claimed), the Servicers shall pay to such Purchaser such additional amount or amounts as will compensate such Purchaser or such corporation for such reduction.

(c)           A certificate as to any additional amounts payable pursuant to this Section 2.7 submitted by any Purchaser to the Servicers (with a copy to the Administrative Agent and the Collateral Agent) shall be conclusive in the absence of manifest error.  The obligations of the Servicers pursuant to this Section 2.7 shall survive the termination of this Agreement and the payment of the Scheduled Receivables and all other amounts payable hereunder.

2.8.          Taxes.  (a) All payments and deposits made by the Servicers or the other Originators under this Agreement or any other Transaction Document, and any amount of interest, shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes), and (ii) taxes imposed on the Administrative Agent or any Purchaser as a result of a present or former connection between the Administrative Agent or such Purchaser and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Purchaser having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Transaction Document) (such taxes, levies, imposts, duties, charges, fees, deductions and withholdings not described in items (i) or (ii) of this Section 2.8(a), the “Indemnified Taxes”).  If any such Indemnified Taxes or Other Taxes are required to be withheld from any amounts payable to (or deposited for the benefit of) the Administrative Agent or any Purchaser hereunder, or on any amount of interest, the amounts so payable to (or deposited for the benefit of) the Administrative Agent or such Purchaser, or such amount of interest, shall be increased to the extent necessary to yield to the Administrative Agent or such Purchaser (after payment of all Indemnified Taxes and Other Taxes imposed on or attributable to amounts payable under this Section) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b)           In addition, the Servicers and the Originators shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Indemnified Taxes or Other Taxes are payable by the Servicers or the Originators, as promptly as possible thereafter the relevant Originator or the Servicers, as the case may be, shall send to the Administrative Agent for its own account or for the account of the relevant Purchaser, as the case may be, a certified copy of an original official receipt received by the relevant Originator or the Servicers, as the case may be, showing payment thereof.  If any Originator fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate taxing authority, such Originator shall indemnify the Administrative Agent and the Purchaser within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified or Other Taxes imposed or asserted on or attributable to amounts payable under this section) paid by the Administrative Agent or Purchaser and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Servicers by a Purchaser or by the Administrative Agent on its own behalf or on behalf of a Purchaser shall be conclusive absent manifest error.  In addition, if the Servicers or an Originator, as the case may be, fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Servicers and the Originators, jointly and severally, shall indemnify the Administrative Agent and the Purchasers for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Purchaser as a result of any such failure.

(d)           The Administrative Agent and each Purchaser that has a Purchaser’s Investment Limit to Sanmina Mexico (i) represents and warrants to Sanmina Mexico that, as of the date hereof, it (x) is registered with the Ministry of Finance and Public Credit of Mexico as a foreign bank or financial institution for purposes of Article 195, Section I of the Mexican income tax law, the rules thereunder and any administrative regulations (resoluciones miscelaneas) thereunder, (y) is a resident for tax purposes in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation that is in effect (a “Tax Treaty”) and (z) complies with the requirements provided in such Tax Treaty to apply a reduced withholding tax rate on interest and (ii) will (x) use reasonable commercial efforts to maintain registration with the Ministry of Finance and Public Credit of Mexico for purposes of and in conformity with Article 195, Section I of the Mexican income tax law, the rules thereunder and any administrative regulations (resoluciones miscelaneas) thereunder, (y) maintain its status as a resident for tax purposes in a country with which Mexico has a Tax Treaty and (z) comply with the requirements provided in such tax treaty to apply a reduced withholding tax rate on interest.  If such registration is canceled or not renewed upon expiration during the term of this Agreement, or such Purchaser is no longer a resident for tax purposes in a country with which Mexico has a Tax Treaty or no longer complies with the requirements set forth in such Tax Treaty to apply a reduced Mexican withholding tax on interest, the affected Purchaser may cancel its Purchaser’s Investment Limit applicable to Sanmina Mexico.

(e)           Notwithstanding the provisions of Section 2.8(a), Sanmina Mexico shall not be obligated to pay additional amounts in respect of Indemnified Taxes or Other Taxes to the extent that such Indemnified Taxes or Other Taxes or any portion thereof have been imposed solely as a result of the failure by any Purchaser (other than a Purchaser that is a Mexican tax resident) (x) to provide to Sanmina Mexico, upon the request of Sanmina Mexico made at least thirty (30) days in advance and if and when required under applicable law, a letter specifying that such Purchaser is the effective beneficiary of interest hereunder, as set forth in the Mexican income tax law or any applicable Tax Treaty or any equivalent administrative regulations of general applicability in effect thereafter while this Agreement shall remain in full force and effect, (y) following a reasonable request of Sanmina Mexico made at least thirty (30) days in advance, to complete and file with the appropriate Governmental Authority, or to provide to Sanmina Mexico, such certificates, information, or returns prescribed by any applicable law, rule or regulation enacted or issued by Mexico or any political subdivision thereof or authority therein, or an applicable Tax Treaty and which is in effect, that are necessary to avoid or reduce such Indemnified Taxes or Other Taxes pursuant to provisions of any such law, rule or regulation enacted or issued by Mexico or any political subdivision thereof or authority therein, or Tax Treaty (provided that such Purchaser shall be under no obligation to provide any information to Sanmina Mexico which such Purchaser deems, in such Purchaser’s sole judgment, to be confidential, proprietary or otherwise disadvantageous to such Purchaser), or (z) to use its reasonable commercial efforts to comply with the requirements, under the relevant Tax Treaty, the Mexican income tax law, the rules thereunder and/or any administrative regulations (resoluciones misceláneas) thereunder, to have the right to claim the benefits of such Tax Treaty.

(f)            Each Purchaser severally agrees, in the case of any Originator or New Originator (other than Sanmina Mexico), to furnish upon the reasonable request of such Originator or New Originator such official forms as are prescribed by applicable law, and additional documents required to be attached thereto, as may be required to evidence its entitled to an otherwise available exemption from or reduction of withholding taxes, including under any applicable income tax treaty.

(g)           The agreements in this Section 2.8 shall survive the termination of this Agreement and the payment of all amounts payable hereunder.

2.9.          Indemnity.  (a) Without limiting any other rights that the Administrative Agent, the Collateral Agent or the Purchasers may have hereunder or under applicable law, the Originators jointly and severally hereby agree to indemnify each of the Indemnified Persons on demand from and against any and all Indemnified Amounts relating to or resulting from any of the following:  (i) the failure of any information provided to the Administrative Agent with respect to Scheduled Receivables to be true and correct in all material respects; (ii) the failure of any representation or warranty or statement made or deemed made by any Originator under or in connection with this Agreement to have been true and correct in all respects when made; (iii) the failure by the Originators to comply with any applicable law, rule or regulation with regard to any Scheduled Receivable, the related Contract, or the failure of any Scheduled Receivable or the related Contract to conform to any applicable law, rule or regulation; (iv) the failure to vest in the Administrative Agent or the Collateral Agent, as the case may be, for the benefit of the Purchasers a valid and enforceable first priority perfected (A) ownership interest, to the extent of the related Purchased Interest, in the Scheduled Receivables, and (B) security interest in the Scheduled Receivables, in each case free and clear of any Lien or other Adverse Claim; (v) any dispute, claim, counterclaim or defense of an Eligible Buyer to the payment of any Scheduled Receivable (including a defense based on such Scheduled Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), any Dilution or other adjustment with respect to a Scheduled Receivable or any claim resulting from the sale of the goods or services related to such Scheduled Receivable or any other transaction with such Obligor or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Scheduled Receivables or any tax deducted from the payment of a Scheduled Receivable by the Obligor thereon; (vi) any failure of the Originators to perform their duties or obligations in accordance with the terms of this Agreement (including, without limitation, failure to make any payment or deposit when due hereunder), or to perform their duties or obligations (if any) under any Contract; (vii) any breach of warranty, products liability or other claim investigation, litigation or proceeding arising out of or in connection with goods or services which are the subject of any Scheduled Receivables; (viii) the commingling of Collections of Scheduled Receivables at any time with other funds; (ix) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases or the ownership of the related Purchased Interest or in respect of any Scheduled Receivable or any related Specified Asset in respect thereof; (x) the occurrence of any Termination Event; (xi) in the event any Purchased Interest is greater than 1.0 times the related Scheduled Receivables; (xii) the failure of any Scheduled Receivables to be Eligible Receivables; (xiii) the failure of any Originator to complete the sale and delivery of the goods (or the performance of the services, if any) which are the subject of any Scheduled Receivables; (xiv) subject to Section 2.9(b), any Defaulted Receivable; (xv) any shortfall resulting from the collection of a Scheduled Receivable in a currency other than Dollars upon conversion thereof to Dollars and deposit into the Collection Sub-Account, as contemplated by the Collateral Account Agreement; (xvi) any action or inaction of the Originators or the Servicers which impairs the interest of the Administrative Agent, the Collateral Agent or any Purchaser in any Scheduled Receivables; or (xvii) any failure to pay accrued interest hereunder when and as due.  If and to the extent the Administrative Agent or any Purchaser shall be required for any reason to pay over to an Originator or an Obligor (or any trustee, receiver, custodian or similar official in any insolvency proceeding) any amount received by such Person hereunder, such amount shall be deemed not to have been so received and the Administrative Agent shall have a claim against the Originators to the extent provided herein.  All Indemnified Amounts hereunder shall be due and payable on the date that is 20 days from the demand made therefor to the Payment Account of the Administrative Agent.  Any Scheduled Receivable in respect of which an Indemnified Amount is paid pursuant to Sections 2.9(a)(iv), (xii), (xiii) or (xiv) shall be deemed paid in full upon payment of the applicable Indemnified Amount and upon such payment the affected Originator shall be deemed to have repurchased any such Scheduled Receivable.  To the extent such payments are in lieu of payment with respect to the Scheduled Receivables, such payments shall be paid to the Collateral Agent for disbursement under the Collateral Account Agreement.

(b)           Notwithstanding Section 2.9(a), the Originators shall not be obligated to indemnify any Indemnified Person at any time for (w) amounts unpaid, paid over or repaid to any Person with respect to any Receivable as a result of the applicable Obligor being a debtor in an Insolvency Proceeding commenced as of or prior to the Scheduled Due Date for such Receivable, it being further understood and agreed that this clause shall not limit the Originators’ obligations under this Section arising out of or relating to any other event, occurrence or circumstance which would give rise to an obligation of the Originators pursuant to this Section (to the extent that such event, occurrence circumstance adversely affects repayment of the Investments, plus accrued Interest thereon, during or in connection with such Insolvency Proceeding), or (x) Indemnified

Amounts resulting from the gross negligence or willful misconduct on the part of the Indemnified Party proposed to be indemnified.

2.10.        Replacement of Purchasers.  The Servicers shall be permitted to replace any Purchaser that (a) requests reimbursement for amounts owing pursuant to Section 2.8 or (b) defaults in its obligation to make purchases hereunder (without prejudice to the rights of the affected Originator against such Purchaser), with a replacement financial institution; provided that the replacement financial institution, if not already a Purchaser, shall be reasonably satisfactory to the Administrative Agent, and the replaced Purchaser shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Servicers shall be obligated to pay the registration and processing fee referred to therein).  Until such time as such replacement shall be consummated, the Originators shall pay all additional amounts (if any) required pursuant to Section 2.8 or 2.9(a), as the case may be, and any such replacement shall not be deemed to be a waiver of any rights that the Servicers, the Originators, the Administrative Agent or any other Purchaser shall have against the replaced Purchaser.

2.11.        Evidence of Purchased Interests.  The Administrative Agent, on behalf of the Purchasers, shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Purchaser, in which shall be recorded (i) the amount of each purchase made hereunder, and (ii) the amount payable or to become due and payable from (or to be deposited by) the Servicers and each Originator to each Purchaser hereunder.  At the request of the Administrative Agent, from time to time, the Servicers shall provide copies of the drafts, shipping documents and other related documentation with respect to a Scheduled Receivable as the Administrative Agent shall reasonably require.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Purchasers to enter into this Agreement and to make the purchases, each Originator, jointly and severally, hereby represents and warrants to the Administrative Agent and each Purchaser that:

3.1.          Financial Condition.  The audited consolidated balance sheets of Sanmina-SCI and its consolidated Subsidiaries as at October 2, 2004, and the related statements of income and of cash flows of Sanmina-SCI for the fiscal years ended on such dates, contained in its Annual Report on Form 10-K filed with the SEC on December 29, 2004, present fairly in all material respects the consolidated financial condition of Sanmina-SCI and its consolidated Subsidiaries as at such date, and Sanmina-SCI’s consolidated results of operations and cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of Sanmina-SCI and its consolidated Subsidiaries as at July 2, 2005, and the related statements of income and cash flows of Sanmina-SCI for the fiscal quarter ended on such date, contained in its Quarterly Report on Form 10-Q filed with the SEC on August 10, 2005, present fairly in all material respects the consolidated financial condition of Sanmina-SCI and its consolidated Subsidiaries as at such date, and Sanmina-SCI’s consolidated results of operations and cash flows for the respective fiscal quarter then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by Sanmina-SCI’s accountants and disclosed therein and subject to normal year-end adjustments in the case of unaudited financial statements).  No Group Member has any material Guarantee Obligations, material contingent liabilities or material liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the audited financial statements referred to in this paragraph.  During the period from July 2, 2005 to and including the date hereof, there has been no Disposition by any Group Member of any material part of its business or property that could reasonably be expected to result in a Material Adverse Effect.

3.2.          No Change.  Since October 2, 2004, there has been no change, development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3.          Existence; Compliance with Law.  Each Originator and Servicer (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4.          Power; Authorization; Enforceable Obligations.  Each of the Originators and the Servicers has the power and authority, and the legal right, to make, deliver and perform the Transaction Documents to which it is a party.  Each of the Originators and the Servicers has taken all necessary organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party.  No consent or authorization of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the transactions hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Transaction Documents, except (a) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (b) the filings referred to in Section 3.14.  Each Transaction Document has been duly executed and delivered on behalf of each Originator and Servicer party thereto.  This Agreement constitutes, and each other Transaction Document upon execution and delivery thereof will constitute, a legal, valid and binding obligation of each Originator and Servicer party thereto, enforceable against each such Originator and Servicer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).  This Agreement and the other Transaction Documents are in proper legal form under Mexican and Hungarian law for the enforcement thereof against the Originators under the laws of Mexico and Hungary, as the case may be, and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement in Mexico or Hungary it is not necessary that this Agreement, any other Transaction Document or any other document be filed or recorded with any court or other authority in Mexico or Hungary or that any stamp or similar tax be paid on or in respect of this Agreement, such other Transaction Documents or any other document; provided, that (i) in the event any legal proceedings are brought in a court of Hungary with respect to any Transaction Documents or other documents or instruments, (a) it would be necessary at the time to pay stamp tax to initiate such proceedings or file an appeal, the current rate of which equals 6% of the value of the amount in dispute, but not more than HUF900,000 (approximately $4,500.00 at the currently applicable exchange rate) and (b) a Hungarian translation thereof must be prepared by an authorized public translator of the English language in Hungary, and such translation is filed with the document concerning which the action is brought and (ii) in the event legal proceedings are brought in the courts of Mexico, a Spanish translation of this Agreement and the other Transaction Documents prepared by a court-approved translator would have to be approved by such court after the defendant had been given an opportunity for a hearing as to the accuracy of such translation, and proceedings would thereafter be based on such translation; provided that in the event that a final judgment rendered by any of the courts of the State of New York sitting in the City of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; in respect of any Transaction Document governed by New York law, such judgment would be recognized by, valid and enforceable in the courts of Mexico, without a further review on the merits pursuant to Article 1374-A of the Commerce Code of Mexico, further provided that: (a) any judgment under a Transaction Document must be obtained in compliance with legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of such Transaction Document governed by New York law; (b) service of process in any such judgment must be made personally on the relevant party or on the appropriate process agent (it should be noted that service of process by mail does not constitute personal service of process for purposes of Mexican law); (c) any such judgment must not contravene any Mexican law, public policy of Mexico, international treaties or agreements binding upon Mexico or generally accepted principles of international law; (d) the applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) must be complied with in regard to any such judgment; (e) any such judgment referred to above must be final in the jurisdiction where obtained; (f) any such judgment referred to above must fulfill the necessary requirements to be considered authentic; (g) the courts of the relevant jurisdiction must recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction; (h) the action on which any final judgment is rendered must not be the subject matter of a lawsuit among the same parties pending before a Mexican court, or resolved by definite judgment (sentencia definitiva) by a Mexican court that has previously served process (notificado) or delivered a rogatory letter to the competent authorities in accordance with Mexican law; (i) the court issuing any such judgment must be considered of competent jurisdiction under the rules internationally accepted that are compatible with Mexican procedural laws; and (j) the documents relating to the legal action instituted before the courts of the State of New York located in the City of New York, or of the United States of America for the Southern District of New York located in the City of New York, and any judgment rendered thereunder, must be translated into Spanish by an expert duly authorized by the Mexican courts for their admissibility before the Mexican court before which enforcement is requested. Such translation must be approved by the Mexican court after the defendant has been given an opportunity to be heard with respect to the accuracy of the translation, and such proceedings would thereafter be based upon the translated documents.

3.5.          No Legal Bar.  The execution, delivery and performance of this Agreement and the other Transaction Documents and the use of the proceeds thereof will not violate the Organizational Documents of any Originator or Servicer party thereto, will not violate in any respect material to the rights and interests of the Purchasers any Requirement of Law or, except as previously disclosed in writing by the Originators or the Servicers to the Administrative Agent and the Purchasers, any material Contractual Obligation of any Originator or Servicer and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

3.6.          Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Originator, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Transaction Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

3.7.          No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Termination Event has occurred and is continuing.

3.8.          Ownership of Property; Liens.  Each Originator and Servicer has good and marketable title to, or a valid leasehold interest in, all its real property necessary for the conduct of its business, and good title to, or a valid leasehold interest in or right to use, all its other property necessary for the conduct of its business.  On each Purchase Date each Originator will be the legal and beneficial owner of the Scheduled Receivables to be purchased on such date, free and clear of any Lien or adverse claim, except such Liens as are released upon payment to the holder thereof on a Purchase Date of the Investment with respect to the Scheduled Receivable subject to such Lien; upon each purchase the Purchasers will have a valid and enforceable perfected undivided percentage ownership interest to the extent of the Purchased Interest or a valid and enforceable first priority, perfected security interest in each such Scheduled Receivable, in each case free of any Lien or adverse claim.  No effective UCC Financing Statement or other instrument similar in effect covering any of the Scheduled Receivables is on file in any recording office (including in Hungary or Mexico), other than the UCC Financing Statement filed pursuant to this Agreement in favor of the Collateral Agent, except as otherwise permitted by this Section 3.8.  Each Scheduled Receivable is an Eligible Receivable.

3.9.          Taxes.  Each Originator and Servicer has filed or caused to be filed all material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any written assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than such taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Originator or Servicer, as the case may be); no tax Lien has been filed, and, to the knowledge of any Originator, no claim is being asserted, with respect to any such tax, fee or other charge that in any case would reasonably be expected to have a Material Adverse Effect.

3.10.        Federal Regulations.  No part of the proceeds of any Investment will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulation U or Regulation X of the Board.

3.11.        Investment Company Act; Other Regulations.  No Originator is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the U.S. Investment Company Act of 1940, as amended.  No Originator is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.12.        Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Transaction Document or any other document, certificate or statement furnished by or on behalf of any Originator to the Administrative Agent or the Purchasers, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Transaction Documents, when taken together with Sanmina-SCI’s filings with the SEC, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  There is no fact known to any Originator that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein or in Sanmina-SCI’s filings with the SEC, in the other Transaction Documents, or in any other documents, certificates and statements furnished to the Administrative Agent and the Purchasers for use in connection with the transactions contemplated hereby and by the other Transaction Documents.  Sanmina has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by Sanmina with the SEC since January 1, 2004 (collectively, the “Sanmina Reports”).  None of the Sanmina Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.13.        Solvency.  Each Originator is, and after giving effect to the Purchasers’ Investments and the incurrence of the obligations being incurred hereunder, will be and will continue to be, Solvent.

3.14.        Security Documents.  The Collateral Assignment Agreement, the Collateral Account Agreement, each Mexican Deed of Assignment and each Hungarian Receivables Transfer Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Purchasers, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Collateral described in the Collateral Assignment Agreement, when the actions specified on Schedule 3.14 have been taken, the Collateral Assignment Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the relevant Originator in such Collateral and the proceeds thereof, as security for their obligations hereunder, in each case prior and superior in right to any other Person, except for claims that have priority by operation of law.  Except as set forth in this Section 3.14, no other documents are required to be filed, registered or recorded, and no other action is required to be taken by any Person, to perfect such security interest in favor of the Collateral Agent, for the benefit of the Purchasers.

3.15.        Principal Place of Business.  The principal place of business and chief executive office (as such terms are used in the UCC) of each Originator and the office where each Originator keeps its records concerning the Scheduled Receivables are located at the addresses set forth on Schedule 3.15.  No Originator has an office or place of business in the United States or any Commonwealth, territory or possession of the United States.

3.16.        Accounting for Scheduled Receivables.  Each Originator has accounted for each sale of undivided percentage ownership interests in its Scheduled Receivables in its books and financial statements as sales, consistent with GAAP in its respective jurisdiction.  No Originator shall prepare financial statements which shall account for the transactions contemplated hereby in any manner other than as sales of the Scheduled Receivables by the Originators to the Purchasers or in any other respect account for or treat the transactions contemplated hereby (including for accounting purposes, but excluding for tax reporting purposes and except as required by law) in any manner other than as sales of the Scheduled Receivables by the Originators to the Purchasers.  None of the Scheduled Receivables when sold hereunder will constitute assets of the respective Originator, and the transfer of the Purchased Interests to the Purchasers will not be capable of being set aside by any creditor of such Originator or any other Person (including, without limitation, any liquidator, trustee, receiver, sindico or similar official with respect to such Originator).

SECTION 4.  CONDITIONS PRECEDENT

4.1.          Conditions Precedent to Initial Purchase.  The agreement of each Purchaser to make the initial purchase of an undivided interest pursuant to this Agreement is subject to the satisfaction, prior to the making of such purchase on the initial Purchase Date (the date of such satisfaction, as notified by the Administrative Agent to the Servicers, the Collateral Agent and the Purchasers, being the “Closing Date”), of the following conditions precedent:

(a)           Receivables Purchase Agreement; Security Documents.  The Administrative Agent shall have received (with copies for each Purchaser) (i) this Agreement, executed and delivered by the Originators, the Servicers, the Administrative Agent and each Person listed on Schedule 1.1A, and (ii) each of the Security Documents, executed and delivered by each of the applicable Originators parties thereto and the Collateral Agent.

(b)           Certain Other Transaction Documents.  The Administrative Agent shall have received (i) a copy of the acta of a Mexican notary public evidencing the delivery to the Eligible Buyer located in Mexico of the Notification comprising the exhibit to the Mexican Deed of Assignment in respect of the Scheduled Receivables to be purchased on such date and (ii) the duly executed Guarantee of the Guarantor.

(c)           Financial Statements.  All financial statements delivered to the Purchasers under Section 3.1 shall be in form satisfactory to the Administrative Agent.

(d)           Approvals; Waiver.  All material governmental and third party approvals necessary in connection with the making of the purchases or the continuing operations of the Originators shall have been obtained and shall be in full force and effect; provided that if any such consent or approval shall not have been obtained in respect of a proposed Eligible Buyer, such consent or approval may be delivered as a condition to a subsequent Purchase Date, at which date Scheduled Receivables arising from sales to such Eligible Buyer can be presented for purchase.

(e)           Fees.  The Purchasers, the Lead Arranger and the Administrative Agent shall have received all previously agreed fees required to be paid, and all expenses for which invoices have been presented (including, without limitation, the reasonable fees and expenses of legal counsel), on or before the Closing Date.  All other fees will be reflected in the funding instructions given by the Servicers to the Administrative Agent on or before the initial Purchase Date.

(f)            Closing Certificate.  The Administrative Agent shall have received a certificate of each Originator, dated as of the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments.

(g)           Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions, dated the Closing Date:

(i)            the legal opinion of Wilson Sonsini Goodrich & Rosati, P.C., U.S. counsel to the Servicers and the Originators, substantially in the form of Exhibit E;

(ii)           the legal opinion of Baker & McKenzie, special Mexican counsel to Sanmina Mexico, substantially in the form of Exhibit C; and

(iii)          the legal opinion of Clifford Chance, special Hungarian counsel to Sanmina Hungary, substantially in the form of Exhibit D.

Each such legal opinion shall be in form and substance reasonably satisfactory to the Administrative Agent, the Purchasers and their counsel and shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require, including, without limitation, the creation and perfection of ownership and security interests in the Collateral.

(h)           Agent for Service of Process.  Each Originator and the Servicers shall have appointed CT Corporation as its agent for service of process in New York City in connection with the Transaction Documents, and the Administrative Agent shall have received (i) a duly executed letter from CT Corporation acknowledging each such appointment and otherwise in form and substance satisfactory to the Administrative Agent and (ii) in the case of Sanmina Mexico, a special irrevocable power of attorney certified by a Mexican notary public in the form of Exhibit R and otherwise satisfactory to the Administrative Agent, granted by Sanmina Mexico in favor of CT Corporation, irrevocably appointing CT Corporation, as agent for service of process in New York.

4.2.          Conditions Precedent to All Purchases.  The agreement of each Purchaser to make its purchase of an undivided interest pursuant to this Agreement (including on the initial Purchase Date) is subject to the further satisfaction, prior to the making of any such purchase, of the following conditions precedent:

(a)           No Material Adverse Change.  No development or event shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(b)           Representations and Warranties.  Each of the representations and warranties made by any Originator or a Servicer in or pursuant to the Transaction Documents shall be true and correct in all material respects on and as of the Purchase Date as if made on and as of such date.

(c)           No Termination Event.  No Termination Event or Incipient Termination Event shall have occurred and be continuing on such Purchase Date or after giving effect to the purchase requested to be made on such date.

(d)           Filings, Registrations and Recordings; Other Actions.  Each (a) document specified in Schedule 3.14, or otherwise reasonably requested by the Administrative Agent, to be filed, registered or recorded by the Originators and (b) each other action specified on Schedule 3.14, or otherwise reasonably requested by the Administrative Agent, to be taken prior to or concurrently with the Purchase Date by the Originators, in each case in order to create in favor of the Administrative Agent, for the benefit of the Purchasers, a perfected ownership interest in and first priority Lien on the Collateral described therein and ownership interest in the Scheduled Receivables, prior and superior in right to any other Person, shall be in proper form for filing, registration or recordation or shall have been taken, as the case may be.

The sale by the Originators hereunder shall constitute a representation and warranty by the Originators as of the relevant Purchase Date that the conditions contained in Section 4.2(b) and (c) have been satisfied.

SECTION 5.  AFFIRMATIVE COVENANTS

Each Originator hereby agrees that, so long as the Purchaser’s Investment Limits remain in effect or any amount is owing to any Purchaser, the Administrative Agent or the Collateral Agent hereunder, the Originators and the Servicers, as the case may be, shall:

5.1.          Financial Statements.  Furnish to the Administrative Agent:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of Sanmina-SCI, a copy of the audited consolidated balance sheet of Sanmina-SCI and its consolidated subsidiaries as at the end of such year and the related audited statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP, or other independent registered public accountants of recognized international standing and without any limitation or qualification on the certification of internal controls required under SEC rules; and

(b)           as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of Sanmina-SCI, the unaudited consolidated balance sheet of Sanmina-SCI as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in comparative form the figures for the previous year, certified by a Responsible Officer of Sanmina-SCI as fairly presenting in all material respects the financial condition of SCI-Sanmina and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes (which certification shall be satisfied by the certification provided in Exhibit 31 to Sanmina-SCI’s Quarterly Report on Form 10-Q filed with the SEC).  Each of the Purchasers shall be entitled to rely on such certification as if addressed to them.

Financial statements required to be delivered pursuant to Sections 5.1(a) and (b) (to the extent any such financial statements are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which Sanmina-SCI posts such reports, or provides a link thereto, either: (i) on Sanmina-SCI’s website on the Internet at the website address listed in Section 9.2; or (ii) when such report is posted electronically on IntraLinks/IntraAgency or other relevant website which each Purchaser and the Administrative Agent have access to (whether a commercial, third-party website or whether sponsored by the Administrative Agent), if any, on Sanmina-SCI’s behalf; provided that: (x) Sanmina-SCI shall deliver paper copies of such reports to the Administrative Agent or any Purchaser who requests Sanmina-SCI to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Purchaser;  and (y) Sanmina-SCI shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such reports and immediately following such notification Sanmina-SCI shall provide to the Administrative Agent, by electronic mail, electronic versions (i.e., soft copies) of such reports. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the reports referred to above, and in any event shall have no responsibility to monitor compliance by Sanmina-SCI with any such request for delivery, and each Purchaser shall be solely responsible for requesting delivery to it or maintaining its copies of such reports.

5.2.          Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or where the failure to so pay, discharge or satisfy could not reasonably be expected to have a Material Adverse Effect.

5.3.          Maintenance of Existence; Compliance.  (a)(i)  Preserve, renew and keep in full force and effect its organizational existence, (ii) continue to engage in business of the same general type conducted by it on the initial Purchase Date and any business that is related, ancillary or complementary thereto or a reasonable extension thereof, and (iii) take all reasonable action to maintain all permits, licenses, rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (iii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b)

comply with all Contractual Obligations binding on it and applicable Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4.          Maintenance of Property; Insurance.  (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.5.          Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which entries are made so that financial statements may be prepared in conformity with GAAP and (b) at reasonable times and upon reasonable prior notice, permit employees of any Purchaser and the Administrative Agent to (at its own expense prior to a Termination Event), visit and inspect any of its properties and examine and make abstracts from any of its books and records (including computer tapes and disks) relating to Scheduled Receivables.  Without limiting the foregoing, such examinations, copies, abstracts, visits and discussions may cover, among other things, maturity dates, agings, past dues, charge-offs and offsets with respect to the Scheduled Receivables.  Notwithstanding anything to the contrary in this Section 5.5, no Originator shall be required to disclose, permit the inspection, examination or making of extracts, or discussion of any document, information or matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to any Purchaser or the Administrative Agent is then prohibited by law, rule, regulation, statute or ordinance or any agreement binding on such Originator, Sanmina-SCI or any other Subsidiary of Sanmina-SCI or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

5.6.          Notices.  Promptly give notice to the Administrative Agent, the Collateral Agent and each Purchaser of:

(a)           the occurrence of any Incipient Termination Event or Termination Event;

(b)           any (i) material default or event of default under any material Contractual Obligation of any Originator or Servicer or (ii) material litigation, investigation or proceeding that may exist at any time to which any Originator or Servicer is a party or is subject that, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding affecting any Originator or Servicer (i) in which the amount involved is $15,000,000 or more and not covered by insurance or (ii) that relates to any Transaction Document; and

(d)           any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.6 shall be accompanied by a statement of a Responsible Officer of Sanmina-SCI setting forth details of the occurrence referred to therein and stating what action the relevant Originator or Servicer proposes to take with respect thereto.

5.7.          Use of Proceeds.  The proceeds of the sales of Scheduled Receivables will be used for working capital and general corporate purposes.  No part of the proceeds will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board applicable to the Originators, including, without limitation, Regulations U and X.

5.8.          Irrevocable Payment Instructions.  Deliver to each purchaser designated as an Eligible Buyer in respect of a Scheduled Receivable the Irrevocable Payment Instructions to make payment to (or to cause a letter of credit to be paid to) the relevant Collection Account.  In the case of sales by Sanmina-Mexico, the Irrevocable Payment Instructions also shall have been delivered to each Eligible Buyer in the form of the Notification.  Notwithstanding the foregoing, for a period of up to 90 days from the initial Purchase Date hereunder payments may be made by Obligors under Scheduled Receivables to accounts other than the Collection Accounts, and be promptly transferred by the Servicers to the Collection Sub-Account (the “Ramp Up Period”).

5.9.          Ownership.  In the case of Sanmina-SCI, retain, directly or indirectly, voting control of the Originators.

5.10.        Further Assurances.  Execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request (i) to perfect or maintain the ownership interest of the Purchasers in Scheduled Receivables and Liens for the benefit of the parties named in the applicable Security Documents as beneficiaries thereof, including assets that are required to become Collateral after the initial Purchase Date, or (ii) otherwise to implement or effectuate the provisions of this Agreement and the other Transaction Documents.

5.11.        Offices, Records, Books of Account.  Each Originator (i) shall keep its principal place of business and chief executive office (as such terms are defined in the UCC) and the office where it keeps its records concerning the Scheduled Receivables at the address of such Originator set forth on Schedule 3.15 or, upon at least 15 days’ prior written notice of a proposed change to the Administrative Agent, at any other locations, so long as, prior to making such a change, such Originator shall have taken all actions in any applicable jurisdiction that may be requested by the Administrative Agent in accordance with Section 3.14; and (ii) shall provide the Administrative Agent with at least 15 days’ written notice prior to making any change in such Originator’s name or making any other change in the Originator’s identity or corporate structure which could render any UCC Financing Statement theretofore filed with respect to such Person by any other Person (including, if applicable, any UCC Financing Statements filed in connection with this Agreement) “seriously misleading” as such term is used in the UCC, so long as, prior to making any such change, the Originator shall have taken all actions in any applicable jurisdiction that may be requested by the Administrative Agent in accordance with Section 3.14.  Each Originator also will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Scheduled Receivables and related Contracts in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Scheduled Receivables, including records adequate to permit the daily identification of each Scheduled Receivable and all Collections of and adjustments to each existing Scheduled Receivable.  Each Originator and the Servicers agree to indicate, or cause to be indicated, on the computer files containing a master database of Scheduled Receivables a notation that all Scheduled Receivables included in such list or print out have been sold to the Purchasers in accordance with this Agreement, and to deliver to the Administrative Agent computer files, microfiche lists or typed or printed lists containing true and complete lists of all such Scheduled Receivables, identified by Obligor from time to time promptly upon request of the Administrative Agent.

5.12.        Sales, Liens, Etc.  No Originator shall sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien or adverse claim upon or with respect to, any or all of its right, title or interest in, to or under the Scheduled Receivables or upon or with respect to any account to which any Collections of Scheduled Receivables are deposited, or assign any right to receive income in respect of any items contemplated by this Section (except as required by this Agreement).

5.13.        Extension or Amendment of Receivables; Changes to Contract.  Except as expressly provided by this Agreement, no Originator shall adjust the outstanding principal balance of, or otherwise modify the terms of, any of the Scheduled Receivables, or amend, modify or waive any term or condition of any related Contract; provided, that, notwithstanding any other provision of this Agreement, an Originator (x) may extend the Scheduled Due Date of any Scheduled Receivable, but in no event to a date later than the last day of the Yield Period for such Scheduled Receivable, unless such Originator repurchases such Scheduled Receivable in full on the original Distribution Date therefor; and (y) may grant a Dilution in respect of a Scheduled Receivable, so long as the amount of any such Dilution is paid in full by the Servicers no later than the last day of the Yield Period for such Scheduled Receivable.  The Originators shall provide the Administrative Agent with prompt notice of any material modifications to the supply agreements that were in place with an Eligible Buyer at the date it became an Eligible Buyer.

5.14.        Status of Scheduled Receivables.  In the event that any third party and any Originator enter into negotiations or discussions concerning the provision of financing (whether in the form of a loan, purchase or otherwise) with respect to any Scheduled Receivable, such Originator shall inform such third party that the Originator has sold an undivided percentage ownership interest in such Scheduled Receivables to the Purchasers.

5.15.        Account Generation and Servicing Practices.  No Originator shall make any change or modification (or permit any change or modification to be made) in any material respect to the manner in which it generates and services Receivables from the manner in which such Originator generated and serviced Receivables prior to the date hereof, except (i) if such changes or modifications are necessary under any Requirement of Law, or (ii) if such changes or modifications would not have a Material Adverse Effect with respect to the Purchasers or the Administrative Agent and any such change shall be promptly notified by the affected Originator to the Administrative Agent.

5.16.        Inconsistent Instructions.  Following the Ramp-Up Period, no Originator shall give any Eligible Buyer any instructions contrary to or inconsistent with the provisions contained in the Irrevocable Payment Instruction with respect to payments of Scheduled Receivables.

5.17.        Designation of New Eligible Buyers and New Originators.  (a) If the Servicers wish to designate a Contingent Eligible Buyer as an Eligible Buyer (a “New Eligible Buyer”), they shall first notify the Administrative Agent of the designation of such customer as a New Eligible Buyer.  Subject to (i) the prior written consent of the Required Purchasers to the addition of such New Eligible Buyer, (ii) determination of the applicable Obligor Limits for such New Eligible Buyer by Required Purchasers, (iii)  compliance with the requirements for perfection of the ownership and security interest in the Receivables arising from sales to such Eligible Buyer, and bring-down legal opinions, in each case in form and substance satisfactory to the Administrative Agent and the Purchasers, and (iv) fulfillment by each Purchaser of the procedures specified in Section 5.17(b), such customer shall be deemed to be an Eligible Buyer for all purposes of this Agreement and the other Transaction Documents.  The Servicers shall use their reasonable commercial efforts, consistent with their obligations of confidentiality, to provide such information concerning the New Eligible Buyers and their contractual relations with the relevant Originator as the Administrative Agent may reasonably request.

(b)           In connection with their designation of a Contingent Eligible Buyer as a New Eligible Buyer hereunder, the Servicers shall request an increase in the Purchasers’ Investment Limits to (i) by up to $100,000,000 in the case of the addition of [***] and (ii) by up to $200,000,000 in the case of the addition of the remaining Contingent Eligible Buyers.  At the time of sending such request, the Servicers (in consultation with the Administrative Agent) shall specify the time period within which each Purchaser is requested to respond (which shall in no event be less than 15 Business Days from the date of delivery of such request to the Purchasers).  Each Purchaser shall determine, in its sole discretion, whether it will increase its Purchaser’s Investment Limits, and shall notify the Administrative Agent within such time period whether or not it agrees to increase its Purchaser’s Investment Limits, it being understood that each Purchaser must agree to increase its commitment by its pro rata share of such requested increase for the increase to take effect with respect to such Purchaser; provided, however, that if any Purchaser declines to increase its commitment accordingly, the other Purchasers may agree to assume such commitment in whole but not in part.   Any Purchaser not responding within such time period shall be deemed to have declined to increase its Purchaser’s Investment Limits.

(c)           If the Purchasers agree to increase the Purchasers’ Investment Limits in accordance with this Section, the Administrative Agent and the Servicers shall determine the effective date of such increase (an “Increase Effective Date”) and promptly notify the Purchasers thereof.  As a condition precedent to such increase, each Obligor shall deliver to the Administrative Agent a certificate (i) certifying that before and after giving effect to such increase, the representations and warranties contained in Article 3 are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date and except that this clause (i) shall be deemed to refer to the last day of the most recent fiscal quarter and year for which financial statements have been made available in respect of the representations and warranties made in Sections 3.1 and 3.2, and (ii) no Termination Event or

Incipient Termination Event exists.  The Administrative Agent shall distribute an amended Schedule 1.1A (which shall be deemed incorporated into this Agreement) to reflect the changes therein resulting from such increase.

(d)           If the Servicers wish to designate a Group Member as an “Originator” hereunder (a “New Originator”), they shall first notify the Administrative Agent of the designation of such Group Member as a New Originator.  Subject to (i) the prior written consent of the Required Purchasers to the addition of such New Originator, (ii) compliance with the requirements for perfection of the ownership and security interest in the Receivables arising from sales by such New Originator, and legal opinions, certifications and documentation, in each case in form and substance satisfactory to the Administrative Agent and the Purchasers, and (iii) execution and delivery by such New Originator of an accession agreement in form and substance satisfactory to the Administrative Agent and the Purchasers, such Group Member shall be deemed to be an Originator for all purposes of this Agreement and the other Transaction Documents.

SECTION 6.  SERVICER OBLIGATIONS

6.1.          Appointment of Servicer.  Each of Sanmina-SCI and Sanmina United Kingdom is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.  Each of Sanmina-SCI and Sanmina United Kingdom acknowledges that the Administrative Agent and the Purchasers have relied on their agreement to act as the Servicers hereunder in making their decision to execute and deliver this Agreement.  Accordingly, neither Sanmina-SCI nor Sanmina United Kingdom shall voluntarily resign as a Servicer hereunder.  In the event that a Termination Event has occurred and is continuing, the Administrative Agent may designate as Servicer any Person (including the Collateral Agent) to succeed Sanmina-SCI and Sanmina United Kingdom as Servicer.  The Servicers shall not be entitled to receive any fee for the performance of their servicing duties hereunder.

6.2.          Duties of Servicers.  The Servicers shall take or cause to be taken all action as may be necessary or advisable to collect each Scheduled Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with its standard credit and collection policies; provided, however, that the Servicers may not extend the Scheduled Due Date of any Scheduled Receivable without the prior written consent of the Administrative Agent except as otherwise permitted by Section 5.13 hereof.  The Originators shall deliver to the Servicers and the Servicers shall hold for the benefit of the Purchasers in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to such Scheduled Receivables.  Notwithstanding anything to the contrary contained herein, the Administrative Agent, with the consent of or at the direction of the Required Purchasers, may direct the Servicers to commence or settle any legal action to enforce collection of any Scheduled Receivable; provided, however, that the Servicers may decline to bring such legal action if within two days from such request they repurchase such Scheduled Receivable at its full face amount from the Purchasers.

6.3.          Reporting Requirements.  (a) On each date that the Servicers instruct the Administrative Agent to apply proceeds held in the Collection Sub-Account after the initial Purchase Date, the Servicers shall provide the Administrative Agent and the Collateral Agent with a status report (the “Servicers’ Report”) by telecopier in respect of the Collections of Scheduled Receivables, such Servicers’ Report to be substantially in the form of Exhibit K hereto.  If an Investment with respect to an undivided ownership interest purchased by the Purchasers remains outstanding on the last day of the Yield Period therefor, then the Servicers shall provide to the Administrative Agent in such report, in form and substance satisfactory to the Administrative Agent, detailed information with respect to the related Scheduled Receivables (including with respect to collection efforts relating thereto) as set forth in the form of Servicers’ Report and as otherwise requested by the Administrative Agent. The Servicers shall render all assistance reasonably requested by the Administrative Agent in respect of collecting a Defaulted Receivable.

(b)           The Servicers shall provide to the Administrative Agent as soon as possible and in any event within five Business Days after the occurrence of a Termination Event or Incipient Termination Event, a statement of a Responsible Officer of Sanmina-SCI setting forth details of such Termination Event or Incipient Termination Event and the action that the Servicers and the Originators have taken and propose to take with respect thereto.

(c)           The Servicers shall provide to the Administrative Agent such other information respecting Scheduled Receivables or the condition or operations, financial or otherwise, of the Originators or any of their Affiliates, as the Administrative Agent may from time to time reasonably request (including listings identifying the outstanding balance of each Scheduled Receivable).

6.4.          Deposit Requirements.  The Servicers shall promptly, but in any event not later than two Business Days after receipt, transfer, or cause the Originators to transfer, Collections from the Collection Accounts to the Collection Sub-Account and deposit such Collections in Dollars in the Collection Sub-Account.

SECTION 7.  TERMINATION EVENTS AND REMEDIES

If any of the following events shall occur and be continuing:

(a)           the Originators or the Servicers shall fail to pay or deposit any amount when due in accordance with the terms hereof, including the failure at the end of the Ramp-Up Period to cause payments under Scheduled Receivables to be made directly to the Collection Accounts; or

(b)           any representation or warranty made or deemed made by any Originator or the Servicers herein or in any other Transaction Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Transaction Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)           any Originator or the Servicers shall default in the observance or performance of any agreement contained in Section 5.3(a)(i), Section 5.6(a), Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.12, Section 5.13 or Section 5.16 of this Agreement or the Servicers shall default in the observance or performance of any agreement contained in Section 6 of this Agreement;

(d)           any Originator or the Servicers shall default in the observance or performance of any other agreement contained in this Agreement or any other Transaction Document (other than as provided in paragraphs (a) through (c) of this Section 7), and such default shall continue unremedied for a period of 30 days after notice to the Servicers from the Administrative Agent, the Collateral Agent or the Required Purchasers; or

(e)           any Originator or the Servicers shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation constituting Indebtedness) on the scheduled or original due date with respect thereto and such default continues beyond any applicable grace period; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, however, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute a Termination Event unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $45,000,000; or

(f)            (i) any Originator or the Servicers shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction relating to bankruptcy, concurso mercantil, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, concurso mercantil, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Originator or the Servicers shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Originator or the Servicers any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against any Originator or the Servicers any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; or (iv) any Originator or the Servicers shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Originator or the Servicers shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           one or more judgments or decrees shall be entered against any Originator or the Servicers involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or

(h)           An Event of Default occurs under Section 8.1(j) of the Citibank Credit Agreement, without giving effect to any termination of such agreement; or

(i)            (i)  any of the Transaction Documents shall cease, for any reason, to be in full force and effect (other than in accordance with its terms or as agreed to by the Administrative Agent), or any Originator or a Servicer shall so assert, or (ii) any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)            any Governmental Authority shall condemn, nationalize, seize or otherwise expropriate any substantial portion of the assets or the Capital Stock or other equity interests of Sanmina-SCI or any Originator or take any similar action by way of introduction of legislation or otherwise, and such action shall materially affect the ability of Sanmina-SCI to perform its obligations under any Transaction Document; or

(k)           a Change of Control shall occur;

then, and in any such event, (A) if such event is a Termination Event specified in clause (i) or (ii) of paragraph (f) above or clause (i) of paragraph (i) above, automatically the Purchaser’s Investment Limits shall immediately be reduced to zero and terminate, (B) if such event is any other Termination Event, with the consent of the Required Purchasers, the Administrative Agent may, or upon the request of the Required Purchasers, the Administrative Agent shall, by notice to the Servicers, declare the Purchaser’s Investment Limits to be reduced to zero and terminated forthwith and (C) in either event, the Collateral Agent may exercise all rights and remedies available to it under this Agreement, the Security Documents or at law, including, without limitation, the application of funds in the Collection Accounts and the Collection Sub-Account to pay any obligations of the Originators or the Servicers hereunder and under the other Transaction Documents.

SECTION 8.  THE ADMINISTRATIVE AGENT

8.1.          Appointment.  Each Purchaser hereby irrevocably designates and appoints the Administrative Agent as the agent of such Purchaser under this Agreement and the other Transaction Documents, and each such Purchaser irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents to which it is a party or by which it is bound and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto, including, without limitation, (a) receiving all applicable notices referred to in this Agreement or in the other Transaction Documents on behalf of such Purchaser, (b) giving all applicable notices referred to in this Agreement or the other Transaction Documents to or on behalf of such Purchaser, (c) maintaining the Register pursuant to Sections 2.11 and 9.6 and (d) receiving payments and deposits (under Section 2.3 or otherwise) from the

Originators and the Servicers, and giving release and acquittance therefor in accordance with the terms of this Agreement.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Transaction Documents, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent.  The provisions of this Section 8 are solely for the benefit of the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact and affiliates, and no other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  The Administrative Agent shall perform its obligations hereunder with reasonable care, using a degree of skill and attention no less than that which the Administrative Agent (i) exercises with respect to comparable duties that it performs when holding comparable assets for itself and (ii) exercises with respect to comparable administrative duties that it performs for comparable assets for others, and in a manner consistent with the standard of care exercised by similar administrators relating to the duties to be performed hereunder.  The Administrative Agent shall have no obligations, duties or responsibilities except for those set forth in this Agreement.

8.2.          Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Transaction Documents by or through agents, custodians, nominees or attorneys-in-fact and shall be entitled to rely upon, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with, advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, custodians, nominees or attorneys-in -fact selected by it with reasonable care.

8.3.          Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Transaction Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have proximately resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any Person (including without limitation any of the Purchasers) for (A) any recitals, statements, representations or warranties made by any Person (other than an Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates) contained in this Agreement or any other Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Transaction Document, (B) the value, validity, effectiveness, genuineness, collectability, enforceability or sufficiency of this Agreement or any other Transaction Document, (C) any Liens or guarantees (including without limitation pursuant to any Guarantee Obligation) granted by, or purported to be granted by, any of the Security Documents or otherwise, (D) ascertaining or inquiring as to the existence or possible existence of any Termination Event, or (E) any failure of any party hereto or thereto (other than the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates) to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, to inspect the properties, books or records of any Originator, or to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. Anything in this Agreement to the contrary notwithstanding, in no event shall the Administrative Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

8.4.          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon (i) any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and (ii) advice and statements of legal counsel (including, without limitation, counsel to any of the Originators), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Purchased Interest as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Purchasers (or, if so specified by this Agreement, all Purchasers) as it deems appropriate or it shall first be indemnified to its satisfaction by the Purchasers against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Transaction Documents in accordance with a request of the Required Purchasers (or, if so specified by this Agreement, all Purchasers), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers and all future holders of the Purchased Interests.

8.5.          Notice of Termination.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Incipient Termination Event or Termination Event unless the Administrative Agent has received notice from a Purchaser or an Originator referring to this Agreement, describing such Incipient Termination Event or Termination Event and stating that such notice is a “notice of termination.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Purchasers and the Collateral Agent.  The Administrative Agent shall take such action with respect to such Incipient Termination Event or Termination Event as shall be reasonably directed by the Required Purchasers (or, if so specified by this Agreement, all Purchasers); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Incipient Termination Event or Termination Event as they shall deem advisable in the best interests of the Purchasers.

8.6.          Non-Reliance on Administrative Agent and Other Purchasers.  Each Purchaser expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including, without limitation, any review of the affairs of an Originator or any affiliate of an Originator, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Purchaser.  Each Purchaser represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Purchaser, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Originators and their affiliates and made its own decision to make its purchases hereunder and enter into this Agreement and the other Transaction Documents to which it is a party or by which it is bound.  Each Purchaser also represents and covenants that it will, independently and without reliance upon the Administrative Agent, any of its officers, directors, employees, agents, attorneys-in-fact or affiliates or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Originators and their respective affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Purchasers by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Originator or any affiliate of an Originator that may come into the possession of the Administrative Agent, or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7.          Indemnification.  The Purchasers agree to indemnify the Administrative Agent in its capacity as such and/or its officers, directors, employees, agents, attorneys-in-fact or affiliates (to the extent not reimbursed by the Originators and without limiting the obligation of the Originators to do so), ratably according to their respective Purchaser’s Investment Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Purchaser’s Investment Limits shall have terminated and the Purchased Interests shall have been paid in full, ratably in accordance with such Purchaser’s Investment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including without limitation attorneys’ fees and disbursements) that may at any time be imposed on, incurred by or asserted against the Administrative Agent and/or its officers, directors, employees, agents, attorneys-in-fact or affiliates in any way relating to or arising out of, the Purchaser’s Investment Limits, this Agreement, any of the other Transaction Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent and/or its officers, directors, employees, agents, attorneys-in-fact or affiliates under or in connection with any of the foregoing; provided, that no Purchaser shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s and/or its officers, directors, employees, agents, attorneys-in-fact or affiliates gross negligence or willful misconduct.  If any indemnity furnished to the Administrative Agent for any purpose shall, in its opinion, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  None of the provisions of this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any Transaction Document, or in the exercise of any of its rights or powers hereunder or thereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.  In the case of any investigation, litigation or proceeding giving rise to any indemnification under this Section 8.7, this Section 8.7 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Purchaser or a third party.  The agreements in this Section 8.7 shall survive the payment of all amounts payable hereunder.

8.8.          Agent in Its Individual Capacity.  The Administrative Agent and its affiliates may make loans to, accept deposits from, act as trustee under indentures of, accept investment banking engagements from, and generally engage in any kind of business with any Originator as though such Agent were not an Agent and without any duty to account therefor to any other Person.  With respect to its Purchased Interests, the Administrative Agent shall have the same rights and powers under this Agreement and the other Transaction Documents as any Purchaser and may exercise the same as though it were not an Agent, and the terms “Purchaser” and “Purchasers” shall include the Administrative Agent in its individual capacity.

8.9.          Successor Administrative Agent.  The Administrative Agent may resign as Agent upon 30 days’ written notice to the Purchasers and the Servicer.  If the Administrative Agent shall resign as Agent under this Agreement and the other Transaction Documents, then the Required Purchasers shall appoint from among the Purchasers a successor agent for the Purchasers, which successor agent shall (unless a Termination Event under Section 7(a) or Section 7(f) shall have occurred and be continuing, in which instance any such appointment shall be immediately effective and shall not require any prior notice to or approval of the Servicer or any other Person) be subject to approval by the Servicer (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent under this Agreement and the Transaction Documents (including without limitation the Security Documents), and the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the Transaction Documents (including without limitation the Security Documents), and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Agent, any of the parties to this Agreement or any Transaction Document, or any holders of the Purchased Interests.  If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a resigning Agent’s notice of resignation, the resigning Agent’s resignation shall nevertheless thereupon become effective, and the Purchasers shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Purchasers appoint a successor agent as provided for above.  After any resigning Administrative Agent’s resignation as Agent, the provisions of this Section 8 shall continue to apply to it with respect to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Transaction Documents, including, without limitation, the liability of each such Agent under Section 8.3 for (and the exclusion from any liability of any Purchaser to indemnify any such Agent under Section 8.7 in respect of) any such actions or omissions that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.

8.10.        Determination Pursuant to Security Documents.  In each circumstance where, under any provision of a Security Document or this Agreement, the Administrative Agent shall have the right to grant or withhold any consent, exercise any remedy, make any determination or direct any action by the Administrative Agent under such Security Document, the Administrative Agent shall act in respect of such consent, exercise of remedies, determination or action, as the case may be, only with the consent of and at the direction of the Required Purchasers unless unanimity is required by the relevant agreement; provided, however, that no such consent of the Required Purchasers shall be required with respect to any consent, determination or other matter that is, in the Administrative Agent’s reasonable judgment, ministerial or administrative in nature or provided for in this Agreement, and provided that the Administrative Agent is hereby authorized on behalf of all of the Purchasers, without the necessity of any further consent from any Purchaser, from time to time prior to a Termination Event, to release portions of the Collateral from the security interests and Liens imposed by the Security Documents in connection with any dispositions of such portions of the Collateral permitted by the terms of this Agreement or the Security Documents or as may be required by law. In each circumstance where any consent of or direction from the Required Purchasers is required, the Administrative Agent shall send to the Purchasers a notice setting forth a description in reasonable detail of the matter as to which consent or direction is requested and the Administrative Agent’s proposed course of action with respect thereto.

8.11.        Merger of the Administrative Agent.  Any Person into which the Administrative Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Administrative Agent shall be a party, or any Person succeeding to the business of the Administrative Agent shall be the successor hereunder and under the Transaction Documents of the Administrative Agent, without the execution or filing of any paper with any party hereto or thereto or any further act on the part of any of the parties hereto or thereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein or in any Transaction Document to the contrary notwithstanding.

SECTION 9.  MISCELLANEOUS

9.1.          Amendments and Waivers.  Neither this Agreement, any other Transaction Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Required Purchasers and each Servicer and Originator party to the relevant Transaction Document may, or, with the written consent of the Required Purchasers, the Administrative Agent or the Collateral Agent, as the case may be, and each Servicer and Originator party to the relevant Transaction Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Transaction Documents or any Scheduled Receivables for the purpose of adding any provisions to this Agreement or the other Transaction Documents or any Scheduled Receivables or changing in any manner the rights of the Purchasers or of the Originators or the Obligors hereunder or thereunder or (b) waive, on such terms and conditions as the Required Purchasers, the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Transaction Documents or any Incipient Termination Event or Termination Event and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the face amount or extend the Scheduled Due Date of any Scheduled Receivable, reduce the stated rate or amount of any interest, Interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Purchaser’s Investment Limit, in each case without the written consent of each Purchaser directly affected thereby; (ii) eliminate or reduce the voting rights of any Purchaser under this Section 9.1 without the written consent of such Purchaser; (iii) (A) reduce any percentage specified in the definition of Required Purchasers, (B) consent to the assignment or transfer by any Originator of any of its rights and obligations under this Agreement and the other Transaction Documents, (C) release any Obligor or any Collateral (except as otherwise expressly permitted hereunder without such consent), or (D) amend or modify the definition of “Obligations”, “Scheduled Receivable”, “Receivable” or “Eligible Receivable” or Sections 2.3, 2.6(a) or (b), 2.9, 5.13 or 9.7 in this Agreement or “Secured Parties” in the Collateral Assignment Agreement, or amend, modify or waive Section 9, in each case without the written consent of all Purchasers; or (iv) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Purchasers and shall be binding upon the Originators, the Purchasers, the Administrative Agent, the Collateral Agent and all future holders of the Purchased Interests.  In the case of any waiver, the Originators, the Purchasers, the Administrative Agent and the Collateral Agent shall be restored to their former position and rights hereunder and under the other Transaction Documents, and any Incipient Termination Event or Termination Event waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Incipient Termination Event or Termination Event, or impair any right consequent thereon.

9.2.          Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) if by hand, when delivered, (ii) if by air courier service, when delivered, or (iii) if by telecopy, when received by the addressee, addressed as follows in the case of the Servicers and the other Originators, the Administrative Agent and the Collateral Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Purchasers, or to such other address as may be hereafter notified by the respective parties hereto:

Servicers (for themselves and for each Originator):	7 West Nile Street Glasgow, Scotland G12PR Attention: Treasury Manager Telecopy: 44-141-245-2882

With a copy to:

2300 Highway 79 South P.O. Box 1900 Guntersville, AL 35976 Attention: Accounts Receivable Manager

Telecopy: (256) 505-4414 With a copy to:

Sanmina-SCI Corporation 2700 North First Street San Jose, CA 95134 Attention: Treasurer Telecopy: (408) 964-3644 Telephone: (408) 964-3500 Website: www.sanmina-sci.com

Administrative Agent:	Deutsche Bank AG New York 60 Wall Street New York, New York 10005 Attention: Carl Carrier/Nancy Adamo Telecopy: 212-797-0473 Telephone: 212-250-9368/9069

With a copy to:

Deutsche Bank Trust Company Americas 90 Hudson Street Jersey City, NJ 07302 Attention: John Quinn Telecopy: 201-593-2310 Telephone: 201-593-2177

Collateral Agent:	Deutsche Bank Trust Company Americas Corporate Trust & Agency Services 60 Wall Street MS NYC60-2606 New York, New York 10005 Telecopy: 212-797-8606 Telephone: 212-250-4772

provided that any notice, request or demand to or upon the Administrative Agent, the Collateral Agent or the Purchasers shall not be effective until received.

9.3.          No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Originators, the Administrative Agent, the Collateral Agent or any Purchaser, any right, remedy, power or privilege hereunder or under the other Transaction Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4.          Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Transaction Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the purchases hereunder.

9.5.          Payment of Expenses and Taxes.  (a) Except to the extent limited by other provisions of this Agreement or the other Transaction Documents, or any other documents prepared in connection therewith, the Originators jointly and severally agree (i) to pay or reimburse the Administrative Agent and the Collateral Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Transaction Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of counsel to the Administrative Agent and the Collateral Agent, with statements with respect to the foregoing to be submitted to the Servicers prior to the initial Purchase Date (in the case of amounts to be paid on the initial Purchase Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate; (ii) to pay or reimburse each Purchaser, the Administrative Agent and the Collateral Agent for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Transaction Documents and any such other documents, including, without limitation, the reasonable and documented fees and disbursements of counsel to each Purchaser and of counsel to the Administrative Agent and to the Collateral Agent; (iii) to pay, indemnify, and hold each Purchaser, the Administrative Agent and the Collateral Agent harmless from, any and all documented recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Transaction Documents and any such other documents; and (iv) to indemnify and hold harmless each Indemnified Person from and against any and all reasonable and documented Indemnified Amounts to which any such Indemnified Person may become subject arising out of or in connection with (1) the execution, delivery, enforcement, performance and administration of this Agreement, the other Transaction Documents and any such other documents, (2) the use of the proceeds of the Purchased Interests, and (3) any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any reasonable legal or other reasonable and documented expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such Indemnified Person.  All amounts due under this Section 9.5(a) shall be payable not later than 10 Business Days after written demand therefor.  Statements payable by an Originator pursuant to this Section 9.5(a) shall be submitted to the address of the Servicers set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Servicers in a written notice to the Administrative Agent.  The agreements in this Section 9.5(a) shall survive payment of all amounts payable hereunder.  The Collateral Agent is intended to be an express third party beneficiary of the indemnity undertaking provided hereunder.

(b)           Each Indemnified Person under the provisions of Section 9.5(a) will, upon the service of a summons or other initial legal process upon it in any action or suit instituted against it or upon its receipt of written notification of the commencement of any investigation or inquiry of, or proceeding against, it in respect of which indemnity may be sought on account of the provisions contained in Section 9.5(a), promptly give written notice (the “Notice”) of such service or notification to the Servicers.  Notwithstanding the foregoing, the omission so to notify the Servicers of any such service or notification shall not relieve the Originators from any of the obligations under Section 9.5(a) that the Originators may have to the indemnified person, except to the extent the Originators have been materially prejudiced thereby.  The Originators shall not be liable for any settlement of any such action, suit or proceeding effected without their prior written consent (which consent shall not unreasonably be withheld), but if settled with their prior written consent or if there be a final judgment for the plaintiff in any such action, suit or proceeding, the Originators agree to indemnify and hold harmless any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  The Originators shall not, without the prior written consent of the Indemnified Person (which consent shall not unreasonably be withheld or delayed), effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is a party or in respect of which indemnity could have been sought under the preceding paragraph by such Indemnified Person unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding.

9.6.          Successors and Assigns; Participations and Assignments.  (a) Subject to the provisions of this Section 9.6, this Agreement shall be binding upon and inure to the benefit of the Originators, the Servicers, the Purchasers, the Lead Arranger, the Administrative Agent, the Collateral Agent, all future holders of the Purchased Interests and their respective successors and assigns, except that no Originator or the Servicers (in its capacity as such) may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Purchaser.

(b)           Any Purchaser may, without the consent of the Servicers, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Purchased Interest owing to such Purchaser, any Purchaser’s Investment Limits of such Purchaser or any other interest of such Purchaser hereunder and under the other Transaction Documents.  In the event of any such sale by a Purchaser of a participating interest to a Participant, such Purchaser’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance thereof, such Purchaser shall remain the holder of any such Purchased Interest for all purposes under this Agreement and the other Transaction Documents, and the Servicers, the Administrative Agent and the Collateral Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement and the other Transaction Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Transaction Document, or any consent to any departure by any Originator therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of the Purchased Interests or any fees payable hereunder, or postpone the Scheduled Due Date of the Purchased Interests, in each case to the extent subject to such participation.  The Originators agree that each Participant shall be entitled to the benefits of Sections 2.7, 2.8 and 2.9 with respect to its participation in the Purchaser’s Investment Limits and the Purchased Interests outstanding from time to time as if it was a Purchaser; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Purchaser would have been entitled to receive in respect of the amount of the participation transferred by such transferor Purchaser to such Participant had no such transfer occurred.

(c)           Any Purchaser (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Purchaser or any Purchaser Affiliate or, with the prior written consent of the Servicers and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Transaction Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that such Assignee of a Purchaser’s Investment Limit to Sanmina Mexico represents for the benefit of Sanmina Mexico to the effect set forth in Section 2.8(d); and provided further, however, that unless otherwise agreed by the Servicers and the Administrative Agent, no such assignment to an Assignee (other than any Purchaser or any Purchaser Affiliate) shall be in an aggregate principal amount of less than $5,000,000, in each case except in the case of an assignment of all of a Purchaser’s interests under this Agreement or an assignment in connection with the replacement of a Purchaser pursuant to Section 2.10.  For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Purchaser and its Purchaser Affiliates, if any.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Purchaser hereunder with a Purchaser’s Investment Limits and/or Investment as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.7, 2.8, 2.9 and 9.5 for the period of time it was a Purchaser hereunder); provided that no Assignee shall be entitled to receive any greater amount pursuant to Section 2.7, 2.8 or 2.9 than the Assignor would have been entitled to receive in respect of the portion of the rights and obligations assigned by such Assignor to such Assignee had no such assignment occurred.  Notwithstanding any provision of this Section 9.6, the consent of the Servicers shall not be required for any assignment that occurs when a Termination Event shall have occurred and be continuing (although in such event, the proviso in the immediately preceding sentence shall continue in full force and effect).

(d)           The Administrative Agent shall, on behalf of the Servicers, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Purchasers and the Purchaser’s Investment Limit of, and the amount of the Purchased Interests owing to, each Purchaser from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Servicers, each Originator, the Administrative Agent, the Collateral Agent and the Purchasers shall treat each Person whose name is recorded in the Register as the owner of the Purchased Interests recorded therein for all purposes of this Agreement.  Any assignment of any Purchased Interest, shall be effective only upon appropriate entries with respect thereto being made in the Register.  The Register shall be available for inspection by any Purchaser or Originator at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 9.6(c), together with payment to the Administrative Agent of a registration and processing fee of $4,000 (which shall be the sole responsibility of the Assignor or Assignee, as the case may be), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f)            For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Purchaser to any Federal Reserve Bank in accordance with applicable law.

9.7.          Adjustments; Set-off.  (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Purchaser, if any Purchaser (a “Benefitted Purchaser”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Purchaser, if any, in respect of the Obligations owing to such other Purchaser, such Benefitted Purchaser shall purchase for cash from the other Purchasers a participating interest in such portion of the Obligations owing to each such other Purchaser, or shall provide such other Purchasers with the benefits of any such collateral, as shall be necessary to cause such Benefitted Purchaser to share the excess payment or benefits of such collateral ratably with each of the Purchasers; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Purchaser, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Purchasers provided by law, each Purchaser shall have the right, without prior notice to the Originators, any such notice being expressly waived by the Originators to the extent permitted by applicable law, upon any amount becoming due and payable by the Originators hereunder, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Purchaser or any branch or agency thereof to or for the credit or the account of the Originators, as the case may be.  Each Purchaser agrees promptly to notify the Servicers and the

Administrative Agent after any such setoff and application made by such Purchaser; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8.          Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Servicer and the Administrative Agent.

9.9.          Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10.        Integration.  This Agreement and the other Transaction Documents, together with the Fee Letter, represent the entire agreement of the Originators, the Servicers, the Administrative Agent, the Collateral Agent, the Lead Arranger and the Purchasers with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent, the Lead Arranger or any Purchaser relative to the subject matter hereof not expressly set forth or referred to herein or in the other Transaction Documents.

9.11.        Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12.        Submission To Jurisdiction; Waivers.

(a)           each party to this Agreement hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Transaction Documents (except for the Mexican Deed of Assignment governed by the laws of Mexico) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the City of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)           each party to this Agreement consents that any such action or proceeding may be brought in such courts and expressly and irrevocably waives (i) any objection that it may now or hereafter have to the venue of any such action, (ii) proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (iii) any right to any other jurisdiction that may apply by virtue of its present or future domicile, or for any other reason;

(c)           each Originator and Servicer hereby irrevocably and unconditionally appoints CT Corporation (the “New York Process Agent”), with an office on the date hereof at 811 Eighth Avenue, New York, New York 10008, as its agent to receive on its behalf and on behalf of its property, service of copies of the summons and complaint and any other process that may be served in any such action or proceeding in any such New York State or U.S. federal court and agrees promptly to appoint a successor New York Process Agent in New York City (which successor New York Process Agent shall accept such appointment in writing prior to the termination, for any reason, of the appointment of the initial New York Process Agent) and promptly to provide written notice to the Administrative Agent of the appointment of such successor New York Process Agent.  In any such action or proceeding in such New York State or U.S. federal court sitting in New York City, such service may be made on the Originators and the Servicers by delivering in person a copy of such process to the Originators and the Servicers in care of the appropriate New York Process Agent at such New York Process Agent’s address, and a copy of such process shall be forwarded to the Originators and the Servicers at their respective addresses or transmission numbers set forth in Section 9.2.  The Originators and the Servicers hereby irrevocably and unconditionally authorize and direct such New York Process Agent to accept such service on their behalf and promptly to forward a copy of such service to each Originator and Servicer;

(d)           consents to service of process in the manner provided for notices in Section 9.2 and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages.

9.13.        Waiver of Immunities.  To the extent that any Originator or Servicer has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, each Originator and Servicer hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Transaction Documents.  Each Originator and Servicer hereby agrees that the waivers set forth in this Section 9.13 shall have the fullest extent permitted under the U.S. Foreign Sovereign Immunities Act of 1976 and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

9.14.        Judgment Currency.  The obligations of each Originator and Servicer under this Agreement and each other Transaction Documents and the obligations to make payments to the Administrative Agent, the Collateral Agent or any Purchaser shall, notwithstanding any judgment in a currency (the “judgment currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency, such party may in accordance with normal banking procedures purchase Dollars with the judgment currency.  If the amount of Dollars so purchased is less than the sum originally due to such party in Dollars, each Originator and Servicer agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such documented loss, and if the amount of Dollars so purchased exceeds the sum originally due to any party to this Agreement or any other Transaction Document, such party agrees to remit promptly to the Servicers such excess.

9.15.        Acknowledgements.  Each Originator and Servicer hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Transaction Documents;

(b)           none of the Administrative Agent, the Collateral Agent or any Purchaser has any fiduciary relationship with or duty to any Originator arising out of or in connection with this Agreement or any of the other Transaction Documents, and the relationship between Administrative Agent, the Collateral Agent and Purchasers, on one hand, and the Originators and Servicers, on the other hand, in connection herewith or therewith, is solely that of creditor and debtor; and

(c)           no joint venture is created hereby or by the other Transaction Documents or otherwise exists by virtue of the transactions contemplated hereby among the Purchasers or among the Originators and the Purchasers.

9.16.        Grant of Security Interest.  To protect against the event that, notwithstanding the intention of the parties that the sale and assignment of all right, title and interest of the Originators in and to the Scheduled Receivables pursuant to this Agreement constitute a true sale, a court were to hold that such sale and assignment constitutes a secured financing arrangement rather than a true sale, but without derogating from the foregoing intention of the parties, each Originator hereby grants to the Collateral Agent for the benefit of the Administrative Agent and the Purchasers as of the date of this Agreement a security interest under Article 9 of the UCC in all of the right, title and interest of the Originators in, to and under the Scheduled Receivables now existing and hereafter created as collateral security for all of the Obligations of the Originators under this Agreement and the other Transaction Documents, and solely for such purpose (i) the Collateral Agent shall have all of the rights and remedies of a secured party under the UCC, (ii) all of the provisions of this Agreement shall be construed mutatis mutandis to grant such a security interest, (iii) the Scheduled Receivables constitute either “accounts” or “general intangibles” under the UCC and (iv) this Agreement shall constitute a security agreement under New York law.

9.17.        WAIVERS OF JURY TRIAL.  THE ORIGINATORS, THE SERVICERS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE PURCHASERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.18.        Confidentiality.  (a) Each Purchaser and the Administrative Agent agrees (which agreement shall survive the termination of this Agreement) that financial information, information from the Originators’ or Sanmina-SCI’s respective books and records, information concerning the Originators’ or Sanmina-SCI’s respective trade secrets and patents and any other information received from the Originators or the Guarantor hereunder which at the time of receipt is clearly labeled as confidential and subject to this Section 9.18 shall be treated as confidential by such Purchaser and the Administrative Agent, and the Administrative Agent and

each Purchaser agrees to use its reasonable best efforts to ensure that such information is not published, disclosed or otherwise divulged to anyone other than employees or officers of such Purchaser or the Administrative Agent or any of their respective Affiliates that need to know and its counsel and agents; provided it is understood that the foregoing shall not apply to:

(i)            disclosure made with the prior written authorization of the Originators or the Guarantor;

(ii)           disclosure of information (other than that received from the Originators or the Guarantor prior to or under this Agreement) already known by, or in the possession of such Purchaser or the Administrative Agent without restrictions on the disclosure thereof at the time such information is supplied to such Purchaser or the Administrative Agent by the Originators or the Guarantor hereunder;

(iii)          disclosure of information which is required by applicable law or required by a Governmental Authority having supervisory authority over any party hereto;

(iv)          disclosure of information limited to the minimum extent necessary or advisable in connection with any suit, action or proceeding in connection with the enforcement of rights hereunder or under any Transaction Document or in connection with the transactions contemplated hereby or thereby;

(v)           disclosure to any bank (or other financial institution) which may acquire a participation or other interest in the Scheduled Receivables or rights of any Purchaser hereunder or under the other Transaction Documents; provided, that such bank (or other financial institution) agrees to maintain any such information to be received in accordance with the provisions of this Section 9.18;

(vi)          disclosure by any party hereto to any other party hereto or their counsel or accountants, provided, that such counsel or accountants agree to maintain the confidentiality of such information in accordance with the restrictions of this Section 9.18;

(vii)         disclosure by any party hereto to its Affiliates subject to the confidentiality obligations of this Section; or

(viii)        disclosure of information that prior to such disclosure has become public knowledge through no violation of this Agreement.

(b)           Each Originator and Servicer agrees to treat as confidential all information supplied by Deutsche Bank AG to structure and arrange the facility hereunder, and shall ensure that such information is not published, disclosed or otherwise divulged to anyone other than employees or officers of the Originators and the Servicers, that need to know and their counsel and agents; provided it is understood that the foregoing shall not apply to:

(i)            disclosure made with the prior written authorization of Deutsche Bank AG;

(ii)           disclosure of information which is required by applicable law or to a Governmental Authority having supervision over any party hereto;

(iii)          disclosure of any party hereto to any other party hereto or their counsel or accountants, provided, that said counsel or accountants agree to maintain the confidentiality of such information in accordance with the restrictions of this Section 9.18;

(iv)          disclosure of information limited to the minimum extent necessary or advisable in connection with any suit, action or proceeding in connection with the enforcement of rights hereunder or under any Transaction Document or in connection with the transactions contemplated hereby or thereby;

(v)           disclosure by any party hereto to its Affiliates subject to the confidentiality obligations of this Section;  or

(vi)          disclosure of information that prior to such disclosure has become public knowledge through no violation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SANMINA-SCI MAGYARORSZAG ELEKTRONIKAI GYARTO KFT

By:	/s/ Walter Boileau
Name:	Walter Boileau
Title:	VP and Treasurer

By:
Name:
Title:

SANMINA-SCI SYSTEMS DE MEXICO, S.A. DE C.V.

By:	/s/ Walter Boileau
Name:	Walter Boileau
Title:	VP and Treasurer

By:
Name:
Title:

SANMINA-SCI CORPORATION

By:	/s/ Walter Boileau
Name:	Walter Boileau
Title:	VP and Treasurer

SANMINA-SCI UK LTD.

By:	/s/ Walter Boileau
Name:	Walter Boileau
Title:	VP and Treasurer

DEUTSCHE BANK AG NEW YORK, as Administrative Agent

By:	/s/ Nancy Adamo
Name:	Nancy Adamo
Title:	Vice President

By:	/s/ Carl W. Carrier
Name:	Carl W. Carrier
Title:	Director

DEUTSCHE BANK AG, NEW YORK BRANCH

By:	/s/ Nancy Adamo
Name:	Nancy Adamo
Title:	Vice President

By:	/s/ Carl W. Carrier
Name:	Carl W. Carrier
Title:	Director

Schedule 1.1A

PURCHASERS’ INVESTMENT LIMITS

Purchaser	Investment Limit	Percentage

Deutsche Bank AG	$100,000,000.00	100%

Schedule 3.4

1.  Filings with the SEC required under applicable securities laws.

2.  Consents of Eligible Buyers that have been or will be obtained prior to the sale of Scheduled Receivables in respect thereof.

Schedule 3.14 to the Receivables Purchase Agreement

ACTIONS TO PERFECT OWNERSHIP AND SECURITY INTERESTS IN SCHEDULED RECEIVABLES AND COLLATERAL

United States

A UCC-1 financing statement setting forth the applicable information regarding Sanmina Hungary and Sanmina Mexico, as debtors, and the relevant Scheduled Receivables, shall have been filed with the District of Columbia Recorder of Deeds, Washington, D.C.  Sanmina Hungary and Sanmina Mexico have entered into an agreement with the Collateral Agent giving the Collateral Agent “control” (as such term is defined in Article 9 of the UCC) over the Collection Accounts.

Hungary

A Hungarian Receivables Transfer Agreement shall have been duly executed and delivered in respect of the Scheduled Receivables to be sold on a Purchase Date.

Mexico

A Mexican Deed of Assignment shall have been duly executed and delivered as notarial deed in Mexico in respect of the Scheduled Receivables to be sold on a Purchase Date, and the Notification shall have been delivered to the relevant Eligible Buyer before a notary public, who shall issue the corresponding acta evidencing such delivery.

Schedule 3.15

Principal Place of Business of the Originators:

Sanmina Hungary:
tH-2800 Tatabanya
Kota Jozsef u. hrsz
Tatabanya, Hungary 11809/4

Sanmina Mexico:
Carretera al Castillo
No. 2100 Int. 7-A
El Salto, Jalisco
Mexico 45680

[***]  =  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.